Exhibit 4.4

EXECUTION COPY

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into as of October 29, 2014 (the “Effective Date”), by and among

1.	Baozun Cayman Inc., an exempted company incorporated with limited liability under the Laws of Cayman Islands (the “Company”),

2.	each of the individuals and their respective holding company listed on Schedule A attached hereto (each such individual, a “Principal” and collectively, the “Principals”, and such holding company, a “Principal Holding Company” and collectively, the “Principal Holding Companies”, together with the Principals, the “Key Holders”),

3.	Baozun Hong Kong Holding Limited, a company incorporated under the Laws of Hong Kong (the “HK Subsidiary”),

4.	Shanghai Baozun E-Commerce Limited , a limited liability company duly established and validly existing under the Laws of the PRC, whose legal address is Room 108, No. 1, 2 and 3, Lane 1188, Wanrong Road (“Baozun”),

5.	Shanghai Zunyi Business Consulting Ltd. , a limited liability company duly established and validly existing under the Laws of the PRC (“Zunyi”),

6.	GS INVESTMENT PARTNERS (MAURITIUS) I LIMITED, a limited liability company duly established and validly existing under the Laws of Mauritius, whose legal address is Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius (“GSIP”);

7.	PRIVATE OPPORTUNITIES (MAURITIUS) I LIMITED, a limited liability company duly established and validly existing under the Laws of Mauritius, whose legal address is Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius (“GSPO”, together with GSIP, “Goldman Sachs”);

8.	ALIBABA INVESTMENT LIMITED, a limited liability company duly established and validly existing under the Laws of British Virgin Islands, whose legal address is Trident Chambers, P. O. Box 146, Road Town, Tortola British Virgin Islands (“Ali”);

9.	CRESCENT CASTLE HOLDINGS LTD, a company duly incorporated and validly existing under the Laws of Cayman Islands, whose legal address is 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (“Crescent”);

10.	STELCA HOLDINGS LTD., a company duly incorporated and validly existing under the Laws of Cayman Islands, whose legal address is 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (“Stelca”);

11.	NEW ACCESS CAPITAL FUND I , a limited partnership duly established and validly existing under the Laws of the PRC, whose legal address is Room 3E-1327, No. 2123, Pudong Avenue, Pudong New District, Shanghai (“New Access Qianjing”); NEW ACCESS CAPITAL FUND II , a limited partnership duly established and validly existing under the Laws of the PRC, whose registered address is Room B1177, 1/F., No. 258 Pingyang Road, Minhang District, Shanghai (“New Access Qianlong”, together with New Access Qianjing, collectively, “New Access”);

12.	INFINITY I-CHINA INVESTMENTS (ISRAEL) L.P., a limited partnership duly established and validly existing under the Laws of Israel, whose legal address is 3 Azrieli Center, Triangle Tower, 42nd Floor, Tel Aviv, 67023, Israel (“Infinity”); and

13.	TSUBASA CORPORATION, a corporation duly established and validly existing under the Laws of the Federated States of Micronesia, whose legal address is 14 Pohn Umpomp Place-Nett, VB Center, Suite 2A, P.O. Box 902, Pohnpei FM 96941, Federated States of Micronesia (“SoftBank,” together with Goldman Sachs, Ali, Crescent, Stelca, New Access and Infinity, individually the “Investor” and collectively the “Investors”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A	The Company owns 100% of the equity interests of the HK Subsidiary and the HK Subsidiary owns, 100% of the equity interests in Baozun which in turn has acquired and maintains Control (as defined below) of Zunyi by means of a Captive Structure (as defined below).

B	SoftBank has agreed to purchase 12,525,287 Ordinary Shares pursuant to the terms of certain share transfer agreements.

C	The Company has agreed to issue the Series D Preferred Shares (defined below) to SoftBank and SoftBank has agreed to subscribe and purchase the Series D Preferred Shares in accordance to the terms of the Share Subscription Agreement (defined below) (the transactions contemplated by sub-clause B and this sub-clause C herein known as the “Transaction”).

D	Upon the consummation of the Transaction and SoftBank becoming a Shareholder, the Parties wish to enter into this Agreement on the terms and conditions set forth herein, which shall govern certain of their rights, duties and obligations.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties hereto hereby agree as follows:

1.	Definitions.

1.1 The following terms shall have the meanings ascribed to them below:

“Accounting Standards” means, alternatively, generally accepted accounting principles in the United States, or International Financial Reporting Standards as promulgated from time to time by the International Accounting Standards Board (the “IASB”) (including standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions thereof), together with the IASB’s pronouncements thereon from time to time, in each case as may be approved by affirmative votes of at least two-thirds of the Directors of the Board, which shall include at least three (3) Directors appointed by the Investors.

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with, that Person.

“Anti-Money Laundering Laws” means all applicable anti-money laundering statutes of all jurisdictions, including all applicable jurisdictions and U.S. anti-money laundering Laws, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency;

“Applicable Laws” means, in respect of any Party, all Laws, regulations, rules, stipulations, requirements of an Authority or circulations applicable to and binding on such Party (including any governmental Authorization) in each case as in effect from time to time.

“Applicable Securities Laws” means (i) with respect to any offering of securities in the United States, or any other act or omission within that jurisdiction, the securities Laws of the United States, including the Exchange Act and the Securities Act, and any applicable Law of any state of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the Applicable Laws of that jurisdiction.

“Authority” means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank; or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of an entity as set forth above.

“Authorization” means any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all legal person’s, creditors’ and shareholders’ approvals or consents.

“Board” means the board of directors of the Company.

“Business Day” means a day, other than Saturday or Sunday, when banks are open for business and generally settling payments in Singapore, Hong Kong, the United States and the PRC.

“Captive Structure” means the legal structure under which Baozun may exercise Control of (and will Control) Zunyi through the Control Documents.

“Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’s Overseas Investment and Financing and Round Trip Investment via Overseas Special Purpose Companies issued by SAFE on July 4, 2014, as may be supplemented from time to time by implementing rules and regulations and by any successor rule or regulation under PRC Law, including any rule or regulation interpreting or setting forth provisions for implementation of any of the foregoing.

“Commission” means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering or sale of securities in that jurisdiction.

“Company Affiliate” means the Key Holders or the Group Companies, or their respective management personnel, employees, directors, representatives or agents collectively, the “Company Affiliates”;

“Control” of a given Person means the possession, directly or indirectly, by a Person of the power to direct or cause the direction of the management and policies of another Person, including contractual arrangements or through the ownership of voting securities or otherwise; provided that the direct or indirect ownership of thirty per cent (30%) or more of the voting share capital of a Person shall be deemed to constitute control of that Person. The terms “Controlling” and “Controlled” shall be construed accordingly.

“Control Documents” means that certain exclusive service agreement and that certain assets transfer agreement to be entered into by and between Baozun and Zunyi, that certain call option agreement, certain voting right proxy agreement and that certain equity pledge agreement to be entered into by and among Baozun and the shareholders of Zunyi, each in form and substance acceptable to the Investors.

“Conversion Shares” means Ordinary Shares issuable upon conversion of any Preferred Shares.

“Deemed Liquidation Event” has the meaning in the Memorandum and Articles.

“Director” means a director currently serving on the Board.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity securities, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“ESOP” means the 2014 share incentive plan adopted by the Company as of May 30, 2014;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Government Entity” means any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or Controlled by a government, or a public international organization.

“Government Official” means any officer, employee or any other person acting in an official capacity for any Government Entity, any political party or official thereof or any candidate for political office (collectively the “Government Officials”);

“Group Company” means each of the Company, the HK Subsidiary, Baozun, Zunyi, Shanghai Bodao E-Commerce Limited, Hangzhou Dianzhen E-Commerce Limited, Shanghai Yingsai Advertisement Limited, Shanghai Fengbo E-commerce Limited, BAOZUN HONGKONG LIMITED, Shanghai Fenghe Software Technology Limited, Shanghai Fengyi E-commerce Limited, Shanghai Fengjin E-commerce Limited, Shanghai Fenghu E-commerce Limited, Taiwan Baozun Online Sales Limited and other Subsidiaries of the Company, and “Group Companies” refer to all of the Group Companies collectively.

“Holders” means the holders of Registrable Securities who are parties to this Agreement from time to time, and their permitted transferees that become parties to this Agreement from time to time.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnification Agreements” means that certain fund and director indemnification agreement dated May 30, 2014 by and among the Company, each of Crescent and Goldman Sachs and certain other parties thereto, and that certain Ali and director indemnification agreement dated May 30, 2014 by and among the Company, Ali and certain other party thereto, and that certain director indemnification agreement by and among the Company, SoftBank and certain other party thereto, to be executed on the date hereof.

“Initiating Holders” means, with respect to a request duly made under Section 3.1 or Section 3.2 to Register any Registrable Securities, the Holders initiating such request.

“IPO” means the first underwritten registered public offering by the Company of its Ordinary Shares pursuant to a Registration Statement that is filed with and declared effective by either the Commission under the Securities Act or another Authority for a public offering in a jurisdiction other than the United States.

“Key Employees” means, (i) with respect to the period preceding the Effective Date, the senior managers and key employees of the Company listed on Schedule B, or (ii) with respect to the period following the Effective Date, the senior managers and key employees of the Company listed on the same Schedule which will be updated from time to time upon consent of the Board of the Company (including the three (3) Directors appointed by the Investors).

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Authority, in each case as amended, and any and all applicable governmental orders.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by this Agreement, understanding, Law, equity or otherwise.

“Liquidation Preference” has the meaning in the Memorandum and Articles.

“Management Shareholders” means Qiu Wenbin, Zhang Qingyu and Wu Junhua.

“Management Rights Letters” means certain management rights letters by and between the Company and each of Ali and Goldman Sachs dated May 30, 2014.

“Material Adverse Effect” means a material adverse effect on:

(a) any Group Company as a whole or its assets or properties in aggregate;

(b) business prospects or financial condition of the Group Companies as a whole; or

(c) the ability of any Group Company or Key Holder to comply with or perform its, his or her obligations under the Transaction Documents,

For the purposes of this definition, an event, circumstance or occurrence or any combination thereof which causes, or is reasonably likely to cause either (i) a reduction in the net assets of the Group Companies of RMB50,000,000 or more during any 12 consecutive months’ period; or (ii) a reduction in the EBITDA (i.e., earnings before interest, taxes, depreciation and amortization) of the Group Companies for any 12 consecutive months’ period of RMB50,000,000 or more; or (iii) the operations of any Group Company to cease (other than due to holidays) for a continuous period of at least five (5) days during any 12 consecutive months’ period is deemed to have constituted a Material Adverse Effect within the meaning of this Agreement.

“Memorandum and Articles” means the then-effective memorandum of association of the Company and the articles of association of the Company, as each may be amended and/or restated from time to time.

“Offshore Shareholders’ Agreement” means the shareholders’ agreement entered into by Parties (save for SoftBank) dated May 30, 2014, which is amended and restated by this Agreement.

“Ordinary Share Equivalents” means any Equity Security which is by its terms convertible into or exchangeable or exercisable for Ordinary Shares or other share capital of the Company, including the Preferred Shares.

“Ordinary Shares” means ordinary share of USD0.0001 par value per share in the capital of the Company having the rights attaching to it as set out in the Memorandum and Articles.

“Person” means any individual, corporation, company, partnership, firm, joint venture, trust, or Authority or any other type of entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Preferred Shares” means, collectively, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares.

“Principal Business” means brand online and offline retailing and provision overall e-commerce operation outsourcing services.

“Qualified IPO” means an underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) led by an international reputable underwriter on Hong Kong Stock Exchange, New York Stock Exchange, NASDAQ Global Market or PRC A-Share market or other stock exchange as approved by Investors, with a market capitalization of such company not less than USD600,000,000 or the equivalent in other currency and which raises funds of no less than USD150,000,000 or the equivalent in other currency, or any IPO approved by the Board by the affirmative votes of at least two-thirds of the Directors, which shall at least include three (3) Directors appointed by the Investors.

“Redeeming Preferred Share” has the meaning in the Memorandum and Articles.

“Redemption Event” has the meaning in the Memorandum and Articles.

“Redemption Notice” has the meaning in the Memorandum and Articles.

“Redemption Price” has the meaning in the Memorandum and Articles.

“Redemption Right” has the meaning in the Memorandum and Articles.

“Registrable Securities” means (i) the Ordinary Shares issued or issuable upon conversion of the Preferred Shares, and (ii) any Ordinary Shares of the Company issued or issuable as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) herein; excluding in all cases, however, any of the foregoing sold by a Person in a transaction other than an assignment pursuant to Section 17.9. For purposes of this Agreement, Registrable Securities shall cease to be Registrable Securities when such Registrable Securities have been disposed of pursuant to an effective Registration Statement.

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.

“Registration Authority” means the State Administration for Industry and Commerce of the PRC or its local counterparts with competent authority.

“Registration Statement” means a registration statement prepared on Form F-1, F-3, S-1, or S-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States.

“Related Party” means with respect to each company (including any Group Company): (i) any director, officer or shareholder; (ii) any immediate family members or Affiliates of the Persons referred to in paragraph (i); or (iii) any entity directly or indirectly Controlled by any one or more of the foregoing.

“RMB” means the lawful currency of the PRC.

“SAFE” means the State Administration of Foreign Exchange of the PRC or its local counterparts with competent authority.

“SAFE Rules and Regulations” means collectively, the Circular 75, and any other applicable SAFE rules and regulations.

“Sanction Acts” means any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury, or by the U.S. Department of State, or any sanctions imposed by the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations Security Council, Her Majesty’s Treasury or any other relevant governmental entity and any activities sanctionable under the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended or the Iran Sanctions Act, as amended;

“Securities Act” means the United States Securities Act of 1933, as amended.

“Series A Preferred Shares” has the meaning set forth in the Memorandum and Articles.

“Series B Preferred Shares” means, collectively, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares and the Series B-3 Preferred Shares.

“Series B-1 Preferred Shares” has the meaning set forth in the Memorandum and Articles.

“Series B-2 Preferred Shares” has the meaning set forth in the Memorandum and Articles.

“Series B-3 Preferred Shares” has the meaning set forth in the Memorandum and Articles.

“Series C Preferred Shares” means, collectively, the Series C-1 Preferred Shares and the Series C-2 Preferred Shares.

“Series C-1 Preferred Shares” has the meaning set forth in the Memorandum and Articles.

“Series C-2 Preferred Shares” has the meaning set forth in the Memorandum and Articles.

“Series D Preferred Shares” has the meaning set forth in the Memorandum and Articles.

“Share Subscription Agreement” means the share subscription agreement entered into between Baozun Cayman Inc., Tsubasa Corporation, the Key Holders and each Group Company dated on or around the date of this Agreement governing the terms of the Transaction.

“Shareholder” means a holder of any Shares.

“Shares” means, together, the Ordinary Shares and the Preferred Shares.

“Shortfall Notice” has the meaning in the Memorandum and Articles.

“Shortfall Purchase” has the meaning in the Memorandum and Articles.

“Shortfall Purchase Right” has the meaning in the Memorandum and Articles.

“Subsidiary” means, with respect to a subject entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such entity are owned or Controlled directly by the subject entity or indirectly through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with applicable Accounting Standards, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another Subsidiary.

“Tax” or “Taxation” means all applicable forms of taxation, duties and levies imposts, whether direct or indirect including corporate income tax, withholding individual income tax, value added tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, dividend distribution tax, land taxes, environmental taxes and duties and any other type of taxes or duties payable by virtue of any applicable national, regional or local Law or regulation and which may be due directly or by virtue of joint and several liability in any relevant jurisdiction; together with any interest, penalties, surcharges or fines relating to them, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction.

“Transaction” has the meaning set out in the Recitals.

“Transaction Document” means this Agreement, the Share Subscription Agreement, the Memorandum and Articles, the Indemnification Agreements, the Management Rights Letters, and any other instruments, agreements or certificates to which any Group Company is a party and the execution of which is contemplated by any of the foregoing agreements.

“United States Person” means United States person as defined in Section 7701(a)(30) of the Code.

“US” means the United States of America.

“USD” or “US Dollars” means the lawful currency of the United States of America.

1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Acceptance Period	Section 8.2(b)
Additional Investor Offered Equity Securities	Section 8.3(d)
Additional Offered Equity Securities	Section 8.2(d)
Additional Quantity	Section 7.3(c)
Agreement	Preamble
Ali	Preamble
Baozun	Preamble
Business	Section 13.1(a)(i)
CFC	Section 15.9
Code	Section 15.9
Company	Preamble
Crescent	Preamble
Demand Registration	Section 2.1
Disclosing Party	Section 14.4
Disposing Investor	Section 8.3(a)
Disposing Party	Section 8.2(a)
Dispute	Section 16.3
Drag-along Amount	Section 8.4(a)
Exempt Registrations	Section 3.4
Extended Investor Acceptance Period	Section 8.3(d)
Exercising Investor	Section 8.3(f)
Exercising Party of Right of First Refusal	Section 8.3(d)
Financing Terms	Section 14.1
First Participation Notice	Section 7.3(a)
Goldman Sachs	Preamble
GSIP	Preamble
GSPO	Preamble
HK Subsidiary	Preamble
HKIAC	Section 16.3
HKIAC Arbitration Rules	Section 16.3
Infinity	Preamble
Investor	Preamble
Investor Acceptance Period	Section 8.3(b)
Investor Additional Quantity	Section 7.3(b)
Investor Offered Equity Securities	Section 8.3(a)
Investor Participation Notice	Section 7.3(b)
Investor Participation Period	Section 7.3(b)
Investor Second Notice	Section 8.3(d)
Investor Tag-along Acceptance Notice	Section 8.3(e)
Investor Tag-along Pro Rata Portion	Section 8.3(f)
Investor Transfer Notice	Section 8.3(a)
Investors	Preamble
Key Holders	Preamble

New Access	Preamble
New Access Qianjing	Preamble
New Access Qianlong	Preamble
New Securities	Section 7.2
Non-Disposing Parties	Section 8.2(a)
Non-purchased Investor Offered Equity Securities	Section 8.3(d)
Non-purchased Offered Equity Securities	Section 8.2(d)
Offered Equity Securities	Section 8.2(a)
Over-Purchasing Investor	Section 8.2(d)
Over-Purchasing Party	Section 8.3(d)
Partnership Election	Section 15.9
Participation Investor	Section 7.3(b)
Participation Right Holder	Section 7.3(a)
Participation Right Persons	Section 7.3(c)
Parties	Preamble
Permitted Transferee	Section 8.1(b)
PFIC	Section 15.9
Principal	Preamble
Principal Holding Company	Preamble
Pro Rata Share	Section 7.1
Proposing Investor	Section 8.4(a)
Right of Participation	Section 7.1
Second Notice	Section 8.2(d)
Second Participation Notice	Section 7.3(c)
Second Participation Period	Section 7.3(c)
Selling Shareholders	Section 8.4(a)
Shareholder Consent	Section 8.4(a)
Stelca	Preamble
Tag-along Acceptance Notice	Section 8.2(e)
Tag-along Offer Period	Section 8.2(e)
Tag-along Pro Rata Portion	Section 8.2(f)
Third Party Purchaser	Section 8.2(a)
Transfer Notice	Section 8.2(a)
Violation	Section 5.1(a)
Zunyi	Preamble

1.3 Interpretation. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (vii) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the term “or” is not exclusive, (ix) the term “including” will be deemed to be followed by “, but not limited to,” (x) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (xi) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative

1.4 meaning, (xii) the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles, (xiii) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xiv) references to Laws include any such Law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, and (xv) all references to “US Dollars” or to “USD” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies). The exchange rate between RMB and USD shall be the mid-point rate for the exchange of US Dollars into RMB in the PRC on the day on which relevant payment is made (or, if such day is not a Business Day, on the Business Day immediately preceding such day) released by Bank of China.

2.	Demand Registration.

2.1 Registration Other Than on Form F-3 or Form S-3. Subject to the terms of this Agreement, at any time or from time to time after the date that is six (6) months after the closing of the IPO, Holders holding ten percent (10%) or more of the voting power of the then outstanding Registrable Securities held by all Holders may request in writing that the Company effect a Registration of Registrable Securities having an anticipated aggregate offering price, net of underwriting discounts and commissions, in excess of USD10,000,000 (a “Demand Registration”). Upon receipt of such a request, the Company shall (x) within ten (10) days give written notice of the proposed Demand Registration to all other Holders and (y) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Demand Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdiction as the Initiating Holders may request. The Company shall be obligated to effect no more than three (3) Demand Registrations pursuant to this Section 2.1 that have been declared and ordered effective.

2.2 Registration on Form F-3 or Form S-3. The Company shall use its best efforts to qualify for registration on Form F-3 or Form S-3. Subject to the terms of this Agreement, if the Company qualifies for registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), any Holder of Registrable Securities may request the Company to file, in any jurisdiction in which the Company has had a registered underwritten public offering, a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), including any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or a delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdiction. There shall be no limit on the number of times the Holders may request Registration of Registrable Securities under this Section 2.2. For the avoidance of doubt, the registrations on Form F-3 or Form S-3 pursuant to this Section 2.2 shall not be included in the number of Demand Registrations pursuant to Section 2.1.

2.3	Right of Deferral.

(a) The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 2:

(i) if, within ten (10) days of the receipt of any request of the Holders to Register any Registrable Securities under Section 2.1 or Section 2.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement of Ordinary Shares within sixty (60) days of receipt of that request; provided, that the Company is actively employing in good faith its reasonable best efforts to cause that Registration Statement to become effective within sixty (60) days of receipt of that request; provided, further, that the Holders are entitled to join such Registration in accordance with Section 3 (other than an Exempt Registration);

(ii) during the period starting with the date of filing by the Company of, and ending six (6) months following, the effective date of any Registration Statement pertaining to Ordinary Shares of the Company other than an Exempt Registration; provided, that the Holders are entitled to join such Registration in accordance with Section 3;

(iii) in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction; or

(iv) with respect to the registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), if Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States) is not available for such offering by the Holders, or if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than USD1,000,000.

(b) If, after receiving a request from Holders pursuant to Section 2.1 or Section 2.2 hereof, the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company or its members for a Registration Statement to be filed at such time, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental, provided, that the Company may not utilize this right for more than ninety (90) days on any one occasion or more than once during any twelve (12) month period; provided, further, that the Company may not Register any other of its Equity Securities during such period (except for Exempt Registrations).

2.4 Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwritten offering, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Section 2.1 and Section 2.2. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering (unless otherwise mutually agreed by the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwritten offering by the Company and reasonably acceptable to the holders of at least a majority of the voting power of all Registrable Securities proposed to be included in such Registration. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten in a Registration pursuant to Section 2.1 or Section 2.2, the underwriters may exclude up to seventy percent (70%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities from the Registration and underwritten offering and so long as the number of shares to be included in the Registration on behalf of the non-excluded Holders is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included, provided that any Initiating Holder shall have the right to withdraw its request for Registration from the underwriting by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement, and such withdrawn request for Registration shall not be deemed to constitute one of the Registration rights granted pursuant to Section 2.1. If any Holder disapproves the terms of any underwriting, the Holder may also elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the Registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

3.	Piggyback Registrations.

3.1 Registration of the Company’s Securities. Subject to the terms of this Agreement, if the Company proposes to Register for its own account any of its Equity Securities, or for the account of any holder (other than a Holder) of Equity Securities any of such holder’s Equity Securities, in connection with the public offering of such securities (except for Exempt Registrations), the Company shall promptly give each Holder written notice thirty (30) days prior to the filing of such Registration and, upon the written request of any Holder given within thirty (30) days after delivery of such notice, the Company shall use its reasonable best efforts to include in such Registration any Registrable Securities thereby requested to be Registered by such Holder. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein. Registration pursuant to this Section 3.1 shall not be deemed to be a Demand Registration as described in Section 2.1 above. There shall be no limit on the number of times the Holders may request Registration of Registrable Securities under this Section 3.1.

3.2 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.

3.3	Underwriting Requirements.

(a) In connection with any offering involving an underwriting of the Company’s Equity Securities, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwritten offering and such Holder enters into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Company and setting forth such terms for the underwritten offering as have been agreed upon between the Company and the underwriters. In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may exclude all of the Registrable Securities requested to be Registered in the IPO and up to seventy percent (70%) of the Registrable Securities requested to be Registered in any other public offering, but in any case only after first excluding all other Equity Securities (except for securities sold for the account of the Company) from the Registration and underwriting and so long as the Registrable Securities to be included in such Registration on behalf of any non-excluded Holders are allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

(b) If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwritten offering shall be withdrawn from the Registration.

3.4 Exempt Registrations. The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company share plan, (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the Laws of another jurisdiction, as applicable), or (iii) on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities and does not permit secondary sales (collectively, “Exempt Registrations”).

4.	Registration Procedures.

4.1 Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding at least a majority in voting power of the Registrable Securities Registered thereunder, keep the Registration Statement effective for a period ending on the earlier of the date which is one hundred and eighty (180) days from the effective date of the Registration Statement or until the distribution thereunder has been completed;

(b) Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Laws with respect to the disposition of all securities covered by the Registration Statement;

(c) Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Laws, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) Use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the securities Laws of any jurisdiction, as reasonably requested by the Holders, provided, that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions;

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering;

(f) Promptly notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Laws of (a) the issuance of any stop order by the Commission, or (b) the happening of any event or the existence of any condition as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or if in the opinion of counsel for the Company it is necessary to supplement or amend such prospectus to comply with Law, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made or such prospectus, as supplemented or amended, shall comply with Law;

(g) Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (A) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting such Registration; and (B) comfort letters dated as of (x) the effective date of the final registration statement covering such Registrable Securities, and (y) the closing date of the sale of the Registrable Securities, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters and reasonably satisfactory to a majority in interest of the Holders requesting such Registration;

(h) Otherwise comply with all applicable rules and regulations of the Commission to the extent applicable to the applicable registration statement and use its reasonable best efforts to make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Act, no later than forty-five (45) days after the end of a twelve (12) month period (or ninety (90) days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of such registration statement, which statement shall cover such twelve (12) month period, subject to any proper and necessary extensions;

(i) Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration; and

(j) Take all reasonable actions necessary to list the Registrable Securities on the primary exchange on which the Company’s securities are then traded or the primary exchange on which the Company’s securities will be traded.

4.2 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

4.3 Expenses of Registration. All expenses, other than the underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursement of one counsel for all selling Holders, shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to Section 2.1 or Section 2.2 of this Agreement if the Registration request is subsequently withdrawn at the request of the Holders holding at least a majority of the voting power of the Registrable Securities requested to be Registered by all Holders in such Registration (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration) unless the Holders of at least a majority of the voting power of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) Demand Registration pursuant to Section 2.1 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such Demand Registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses, the Company shall pay any and all such expenses and such Registration shall not constitute the use of a Demand Registration pursuant to Section 2.1.

5.	Registration-Related Indemnification.

5.1	Company Indemnity.

(a) To the maximum extent permitted by Law, the Company will indemnify and hold harmless each Holder, such Holder’s partners, officers, directors, shareholders, members, and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who Controls (as defined in the Securities Act) such Holder, against any losses, claims, damages or Liabilities (joint or several) to which they may become subject under Laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or Liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (a) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), (b) the omission or alleged omission to state in the Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse, as incurred, each such Holder, partner, officer, director, shareholder, member, legal counsel, underwriter or Controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, Liability or action.

(b) The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, Liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, Liability or action to the extent that it arises solely out of or is solely based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such Registration by any such Holder, such Holder’s partners, officers, directors, and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter.

5.2	Holder Indemnity.

(a) To the maximum extent permitted by Law, each selling Holder that has included Registrable Securities in a Registration will, severally and not jointly, indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, or other Holder, against any losses, claims, damages or Liabilities (joint or several) to which any of the foregoing Persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or Liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs solely in reliance upon and in conformity with written information furnished by such Holder for use in connection with such Registration; and each such Holder will reimburse, as incurred, any Person intended to be indemnified pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, Liability or action. No Holder’s Liability under this Section 5.2 (when combined with any amounts paid by such Holder pursuant to Section 5.4) shall exceed the net proceeds received by such Holder from the offering of securities made in connection with that Registration.

(b) The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, Liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed).

5.3 Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any Liability to the indemnified party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any Liability that it may have to any indemnified party otherwise than under this Section 5. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to such indemnified party of a release from all Liability in respect to such claim or litigation.

5.4 Contribution. If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, Liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, Liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, Liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount (after combined with any amounts paid by such Holder pursuant to Section 5.2) in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no Person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation.

5.5 Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall prevail.

5.6 Survival. The obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

6.	Additional Registration-Related Undertakings.

6.1 Reports under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Laws that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 or Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the Commission that permits the selling of any such securities without registration or pursuant to such form.

6.2 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the written consent of holders of at least 30% of the voting power of the then outstanding Registrable Securities held by all Holders (calculated on an as-converted to Ordinary Share basis), enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder (i) to include such Equity Securities in any Registration filed under Section 2 or Section 3, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such Equity Securities will not reduce the amount of the Registrable Securities of the Holders that are included, (ii) to demand Registration of their Equity Securities, or (iii) to cause the Company to include such Equity Securities in any Registration filed under Section 2 or Section 3 hereof on a basis pari passu with or more favorable to such holder or prospective holder than is provided to the Holders of Registrable Securities.

6.3	“Market Stand-Off” Agreement.

(a) Each holder of Registrable Securities agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed, one hundred eighty (180) days from the date of such final prospectus, as may be extended in line with customary market practice, to accommodate regulatory restrictions on (a) the publication or other distribution of research reports and (b) analyst recommendations and opinions) (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities of the Company owned immediately prior to the date of the final prospectus relating to the Company’s IPO (other than those included in such offering), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities of the Company or such other securities, in cash or otherwise; provided, that (x) the forgoing provisions of this Section shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall not be applicable to any Holder unless all directors, officers and all other holders of at least one percent (1%) of the outstanding share capital of the Company (calculated on an as-converted to Ordinary Share basis) must be bound by restrictions at least as restrictive as those applicable to any such Holder pursuant to this Section, (y) this Section shall not apply to a Holder to the extent that any other Person subject to substantially similar restrictions is released in whole or in part, and (z) the lockup agreements shall permit a Holder to transfer their Registrable Securities to their respective Affiliates so long as the transferees enter into the same lockup agreement. The Investors agree to execute and deliver to the underwriters a lock-up agreement containing substantially similar terms and conditions as those contained herein.

(b) Notwithstanding anything herein to the contrary, none of the provisions of this Agreement shall in any way limit Goldman Sachs, Ali or any of their respective Affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business. Notwithstanding anything to the contrary set forth in Section 6.3(a) of this Agreement, the restrictions contained in Section 6.3(a) shall not apply to Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares acquired by Goldman Sachs or Affiliate thereof following the effective date of the first Registration Statement of the Company covering such Ordinary Shares (or other securities) to be sold on behalf of the Company in an underwritten public offering.

6.4 Termination of Registration Rights. The registration rights set forth in Section 2 and Section 3 of this Agreement shall terminate on the earlier of (i) the date that is five (5) years from the date of closing of a Qualified IPO, (ii) with respect to any Holder, the date on which such Holder may sell all of such Holder’s Registrable Securities under Rule 144 of the Securities Act in any ninety (90)-day period after the Company’s IPO.

6.5 Exercise of Ordinary Share Equivalents. Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to register Registrable Securities which, if constituting Ordinary Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Ordinary Shares as of the effective date of the applicable Registration Statement, but the Company shall cooperate and facilitate any such exercise, conversion or exchange as requested by the applicable Holder.

6.6 Intent. The terms of Sections 2 through Section 6 (inclusive) are drafted primarily in contemplation of an offering of securities in the United States of America. The parties recognize, however, the possibility that securities may be qualified or registered for offering to the public in a jurisdiction other than the United States of America where registration rights have significance or that the Company might effect an offering in the United States of America in the form of American Depositary Receipts or American Depositary Shares. Accordingly:

(a) the Holders of Registrable Securities shall be entitled to analogous or equivalent rights with respect to any public offering of the Company’s securities in any securities exchange outside of the United States of America in which the Company undertakes to publicly offer or list its securities;

(b) for purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall also be deemed to mean the equivalent registration in a jurisdiction other than the United States of America, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. Law and the Commission, shall be deemed to refer to the equivalent statutes, rules, forms of registration statements, registration of securities and Laws of and equivalent government Authority in the applicable non-U.S. jurisdiction;

(c) it is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Ordinary Shares unless arrangements have been made such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Ordinary Shares in lieu of such derivative securities.

7.	Preemptive Right.

7.1 General. Each Shareholder shall have the preemptive right to subscribe for such Shareholder’s Pro Rata Share (as defined below) of all (or any part) of any New Securities (as defined below) that the Company may from time to time decide to issue after the Effective Date (the “Right of Participation”). A Shareholder’s “Pro Rata Share”, for the purpose of the Right of Participation, shall be the ratio of (A) the number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by such Shareholder, to (B) the total number of Ordinary Shares (including Preferred Shares on an as-converted basis) then outstanding immediately prior to the issuance of New Securities (as defined below) giving rise to the Right of Participation.

7.2 New Securities. For purposes hereof, “New Securities” shall mean any Equity Securities of the Company issued after the Effective Date, except for:

(a) up to 20,331,467 (such number can be amended pursuant to Section 12.2) Ordinary Shares (as adjusted in connection with share splits or share consolidation, reclassification or other similar event) and/or options exercisable for such Ordinary Shares issued or to be issued to employees, officers, directors, contractors, advisors or consultants of the Group Companies pursuant to ESOP;

(b) any Equity Securities of the Company issued in connection with any share split, share combination, share dividend, reclassification, recapitalization or other similar event in which all Holders with Rights of Participation are entitled to participate on a pro rata basis;

(c) any Equity Securities of the Company issued pursuant to the Share Subscription Agreement;

(d) any Equity Securities of the Company issued pursuant to a Qualified IPO;

(e) any Equity Securities of the Company issued pursuant to the bona fide acquisition of another company or business approved by the Board pursuant to Section 12.2; and

(f) any Equity Securities of the Company issued in connection with the Ordinary Shares issued or issuable upon the conversion of the Preferred Shares.

7.3	Procedures.

(a) If the Company intends to undertake an issuance of New Securities, the Company shall issue a written notice (the “First Participation Notice”) to each Persons entitled to the Right of Participation (the “Participation Right Holder”) specifying the amount and price of such New Securities and the general provisions of the subscription of such New Securities. Each Participation Right Holder may exercise the Right of Participation through issuance of a written notice to the Company within fifteen (15) Business Days upon the date of receipt of any First Participation Notice, and the Participation Right Holder shall specify the quantity of the New Securities which it agrees to subscribe for in accordance with the price, and terms and conditions specified in the First Participation Notice in such written notice (not to exceed the New Securities which the Participation Right Holder is entitled to subscribe for based on its Pro Rata Share of such Participation Right Holder). If the Participation Right Holder fails to issue the written notice of the exercise of the Right of Participation to the Company within such fifteen (15) Business Days, such Participation Right Holder shall be deemed to have waived its Right of Participation.

(b) If any Participation Right Holder fails or refuses to exercise all of its Right of Participation in accordance with the subsection (a) above, the Company shall promptly (but no later than three (3) Business Days subsequent to such fifteen (15) Business Days’ period prescribed in the subsection (a) above) send notice (the “Investor Participation Notice”) to each of the Investors who have subscribed for all of the New Securities which such Investor is entitled to subscribe for according to its Pro Rata Share in accordance with the subsection (a) above (the “Participation Investor”). Each Participation Investor may give a written notice to the Company specifying the amount of the New Securities it intends to subscribe for on top of the New Securities which such Investor is entitled to subscribe for according to its Pro Rata Share (the “Investor Additional Quantity”) within five (5) Business Days of the date of receipt of the Investor Participation Notice (the “Investor Participation Period”). Failure of delivery of the written notice of the subscription of the Investor Additional Quantity to the Company within the Investor Participation Period will render the Participation Investor losing the right to purchase the Investor Additional Quantity. If the above conduct leads to the sum of all of the Investor Additional Quantity exceeding the total amount of the remaining New Securities available for subscription, the Company will reduce the excess amount of the subscription of the Participation Investor who has made an excess subscription to the following, whichever is less: (A) the Investor Additional Quantity; or (B) the product obtained by multiplying (i) the amount of the remaining New Securities available for subscription; by (ii) a fraction, the numerator of which is the quantity of the Company’s Ordinary Shares (on an as-converted basis) held by such Participation Investor who has made an excess subscription upon the First Participation Notice and the denominator of which is the amount of the Company’s Ordinary Shares (on an as-converted basis) held by all of the Participation Investors who have made excess subscription upon the First Participation Notice. Each Participation Investor shall have the obligation to subscribe for such amount of the New Securities determined by the Company in accordance with this section, and the Company shall notify such Participation Investor within ten (10) Business days following the date of receipt of the Investor Participation Notice.

(c) Upon (i) the expiry of the Investor Participation Period, no Participation Investor has exercised its Right of Participation in accordance with the subsection (b) above, or (ii) the expiry of the Investor Participation Period, under the circumstances that there still exists remaining New Securities which have not been subscribed by the Participation Investor through the exercise of the Right of Participation, the Company shall promptly (but no later than the three (3) Business Days’ period following such five (5) Business Days’ period prescribed in the subsection (b) above) send notice (the “Second Participation Notice”) to Participation Right Holders (other than the Participation Investors) who has exercised the Right of Participation and purchased all of the New Securities which such Participation Right Holder is entitled to subscribe for according to its Pro Rata Share in accordance with the subsection (b) above (the “Participation Right Persons”). Each Participation Right Person may give a written notice to the Company specifying the amount of the New Securities it intends to subscribe for on top of the New Securities which can be subscribed for according to its Pro Rata Share (the “Additional Quantity”) within five (5) Business Days upon the date of receipt of the Second Participation Notice (the “Second Participation Period”). Failure of delivery of the written notice of the subscription of the Additional Quantity to the Company within the Second Participation Period will render the Participation Right Person losing the right to purchase the Additional Quantity. If the above conduct leads to the sum of all of the Additional Quantity exceeding the total quantity of the remaining New Securities available for subscription, the Company will reduce the excess amount of the subscription of the Participation Right Person who has made an excess subscription to the following, whichever is less: (A) the Additional Quantity; or (B) the product obtained by multiplying (i) the amount of the remaining New Securities available for subscription; by (ii) a fraction, the numerator of which is the quantity of the Company’s Ordinary Shares (on an as-converted basis) held by such Participation Right Person who has made an excess subscription upon the First Participation Notice and the denominator of which is the quantity of the Company’s Ordinary Shares (on an as-converted basis) held by all of the Participation Right Persons who have made excess subscription upon the First Participation Notice. Each Participation Right Person shall have the obligation to subscribe for such amount of the New Securities determined by the Company in accordance with this section, and the Company shall notify such Participation Right Person within ten (10) Business Days following the date of receipt of the Second Participation Notice.

(d) Upon (i) the expiry of the Second Participation Period, or (ii) the expiry of the fifteen (15) Business Days’ period upon the receipt of the First Participation Notice, no Participation Right Holder has exercised its Right of Participation in accordance with Section 7.1 (as the case may be), and under the circumstances that the New Securities have not been fully subscribed by the Participation Right Holder through the exercise of the Right of Participation, the Company shall sell the New Securities specified in the First Participation Notice (with respect to the part of New Securities upon which no Party has exercised its Right of Participation) at a price of or higher than the price provided in the First Participation Notice, or on no more favorable terms than that in the First Participation Notice (for non-price terms) within ninety (90) days following the expiry of the related period. If the Company fails to sell such New Securities within such ninety (90) days’ period, the Company shall not sell any New Securities to any Person other than the Participation Right Holder before the re-exercise of the Right of Participation by the Participation Right Holder in accordance with the subsection (a), (b), (c) and (d).

8.	Transfer Restrictions; Rights of First Refusal and Tag-along Rights; Drag-along Rights.

8.1	Transfer Restrictions.

(a) None of the Shareholders may sell, transfer, otherwise dispose of, or create or permit to be created any encumbrance over all or any part of its Equity Securities in the Company to any party except in accordance with this Section 8.

(b) Unless approved by the shareholders pursuant to Section 12.1, none of the Key Holders shall directly or indirectly sell, transfer or otherwise dispose of all or any part of its Equity Securities in the Company to any party prior to the Qualified IPO. For the avoidance of any doubt, Section 8 is not applicable to sale, transfer or otherwise disposal of all or any part of Equity Securities in the Company by a Key Holder (i) in a Deemed Liquidation Event, or (ii) to its Affiliate or any transferee that is established by a Principal solely for tax or estate planning purposes of which such Principal and/or extended family member of such Principal are the sole legal beneficiaries (each, a “Permitted Transferee”); provided that (1) such Key Holder shall provide proof satisfactory to the Investors; (2) any transfer pursuant to item (ii) shall not exceed fifty percent (50%) of the aggregate Equity Securities held by such Key Holder that is not a Key Employee as of the date hereof and any transfer pursuant to item (ii) shall not exceed fifteen percent (15%) of the aggregate Equity Securities held by such Key Holder that is a Key Employee as of the date hereof; (3) each Permitted Transferee shall agree to be bound by this Agreement pursuant to Section 8.1(e) and that such Key Holder shall procure the Permitted Transferee not to transfer its Equity Securities except back to such Key Holder or other Permitted Transferee(s); (4) after such transfer, such Permitted Transferee shall remain qualified to be a Permitted Transferee as defined above, provided that the Key Holder shall at all times retain full voting control over the transferred Equity Securities; and (5) the Key Holder shall at all times after such transfer procure and ensure that such transferees and the beneficiaries thereof shall comply with and observe the terms and conditions of this Agreement and all duties and restrictions as a holder of such Equity Securities.

(c) Each Key Holder agrees not to circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in this Agreement, whether by holding the Equity Securities of the Company indirectly through another Person (including a Principal Holding Company) or by causing or effecting, directly or indirectly, the transfer, sale or disposal of any Equity Securities by any such Person (including a Principal Holding Company), or otherwise. Any purported transfer, sale or disposal of any Equity Securities of any Key Holder in contravention of this Agreement shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and no Party (including any Key Holder) shall recognize any such transfer, sale or disposal.

(d) Section 8 is not applicable to any sale, transfer or other disposal of all or any part of their Equity Securities in the Company by and between Crescent and Stelca.

(e) Notwithstanding any other provision of this Agreement, no sale, transfer or other disposal may be made pursuant to this Agreement unless the transferee of the Equity Securities (unless already bound hereby) has agreed in writing to be bound by the terms of this Agreement pursuant to a Joinder Agreement substantially in the form of Exhibit A-1 attached hereto as a “Principal/Principal Holding Company”, or in the case of sale, transfer or otherwise disposal by an Investor, pursuant to a Joinder Agreement substantially in the form of Exhibit A-2 attached hereto as an “Investor”.

(f) The Parties hereby acknowledge and agree to any transfer pursuant to Section 9 and undertake to take any and all actions to effect such transfer, including signing, and causing the directors of the Company appointed by them to sign, all necessary documents, and record such transfer on the books of the Company.

(g) The Key Holders hereby agree and cause the shareholders of Zunyi to agree that, unless otherwise consented by all the Investors, the shareholders of Zunyi may not sell, transfer, pledge or directly or otherwise indirectly dispose of the Equity Securities of Zunyi.

8.2	Investors’ Right of First Refusal and Tag-along Right

(a) Subject to Section 8.1(b), if any Key Holder (the “Disposing Party”) intends to directly or indirectly transfer any or all of its Equity Securities in the Company (the “Offered Equity Securities”) to any third party, it shall notify the Company and the other Shareholders (the “Non-Disposing Parties”) of such intention before seeking any offer from interested third parties in respect of the purchase of the aforesaid Equity Securities. The Disposing Party shall be entitled to disclose to the interested third party purchaser(s) such confidential information in relation to the Company as is necessary for the proposed transfer of its Equity Securities, provided however that (i) the Disposing Party shall enter into a confidentiality agreement with each of the interested third party purchasers under which the latter undertakes not to disclose or use the relevant confidential information for any other purpose than purchase of the Equity Securities from the Disposing Party; and (ii) the Disposing Party shall send a copy of any confidential information which it, he or she disclosed to the interested third party purchasers to the Non-Disposing Parties. Upon the receipt of an offer from any third party purchaser, the Disposing Party shall give a written notice (the “Transfer Notice”) to the Non-Disposing Parties and the Company specifying (i) the entire percentage of its Equity Securities in the Company which it, he or she proposes to transfer to the third party purchaser, (ii) the identity of the third party purchaser (the “Third Party Purchaser”), and (iii) the price (the “Purchase Price”) and other key terms and conditions of the proposed transfer.

(b) Each Investor shall have an option for a period of sixty (60) days following receipt of the Transfer Notice (the “Acceptance Period”) to elect to purchase all or any portion of its respective pro rata share of the Offered Equity Securities set out in the Transfer Notice at the same price and on substantially the same terms and conditions as described in the Transfer Notice, by notifying the Disposing Party and the Company in writing before expiration of the Acceptance Period as to the quantity of such Offered Equity Securities that it wishes to purchase.

(c) For the purpose of this Section 8.2, each Investor’s “pro rata share” of the Offered Equity Securities shall be equal to (A) the quantity of Offered Equity Securities, multiplied by (B) a fraction, the numerator of which shall be the Ordinary Shares (on an as-converted basis) held by such Investor on the date of the Transfer Notice and the denominator of which shall be the Ordinary Shares (on an as-converted basis) held by all Investors on such date.

(d) If any such Investor fails to exercise its right to purchase its full pro rata share of the available Offered Equity Securities, the Disposing Party shall deliver a written notice (the “Second Notice”) specifying the quantity of the Offered Equity Securities not purchased by the Investors pursuant to Section 8.2(b) (the “Non-purchased Offered Equity Securities”) within five (5) days after the expiration of the Acceptance Period to the Company and to each Investor that elected to purchase its entire pro rata share of the Offered Equity Securities (an “Exercising Investor of Right of First Refusal”). The Exercising Investors of Right of First Refusal shall have a right of re-allotment, such that they shall have ten (10) days from the date of the Second Notice (the “Extended Acceptance Period”) was given to elect to increase the number of Offered Equity Securities that they agreed to purchase in accordance with Section 8.2(b). Such right of re-allotment shall be subject to the following condition: Each Exercising Investor of Right of First Refusal shall first notify the Disposing Party of its desire to increase the quantity of the Offered Equity Securities it agreed to purchase under Section 8.2(b), stating the quantity of the Additional Offered Equity Securities it proposes to buy (the “Additional Offered Equity Securities”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, the total quantity of Additional Offered Equity Securities the Exercising Investors of Right of First Refusal propose to buy exceeds the total quantity of the Non-purchased Offered Equity Securities, then each Exercising Investor of Right of First Refusal who proposes to buy more than such quantity of Additional Offered Equity Securities as is equal to the product obtained by multiplying (i) the quantity of the Non-purchased Offered Equity Securities by (ii) a fraction, the numerator of which is the Ordinary Shares (on an as-converted basis) held by such Exercising Investor of Right of First Refusal and the denominator of which is the Ordinary Shares (on an as-converted basis) held by all Exercising Investors of Right of First Refusal (an “Over-Purchasing Investor”) shall mutually agree with the other Over-Purchasing Investors on the quantity of Additional Offered Equity Securities to be purchased so that the total quantity of Additional Offered Equity Securities the Exercising Investors of Right of First Refusal propose to buy shall not exceed the total quantity of the Non-purchased Offered Equity Securities; failing such agreement, each Over-Purchasing Investor will be cut back by the Disposing Party with respect to its over-purchase to that quantity of the Non-purchased Offered Equity Securities equal to the product obtained by multiplying (i) the number of the Non-purchased Offered Equity Securities available for over-purchase by (ii) a fraction, the numerator of which is the Ordinary Shares (on an as-converted basis) held by such Over-Purchasing Investor and the denominator of which is the Ordinary Shares (on an as-converted basis) held by all the Over-Purchasing Investors.

(e) In the event of the proposed transfer by the Disposing Party of any Equity Securities in the Company, each of the Investors who have not exercised its right to purchase any of the Offered Equity Securities shall be entitled, by written notice (the “Tag-along Acceptance Notice”) given to the Disposing Party and the Company within fifteen (15) Business Days after the expiry of the Acceptance Period (or the Extended Acceptance Period, as the case may be) (the “Tag-along Offer Period”), to participate in such proposed transfer of any Equity Securities of the Disposing Party to the Third Party Purchaser, on the same terms and conditions as specified in the Transfer Notice. The Disposing Party shall provide within a reasonable period before the expiry of the Tag-along Offer Period any information that the Investors may reasonably request, taking into account the relationships among the parties involved and their competitive interests, to enable the Investors to evaluate any non-cash consideration, if applicable, together with other key deal terms.

(f) If any of the Investors wishes to participate in the transfer to the Third Party Purchaser, such Investor shall deliver a Tag-along Acceptance Notice to the Disposing Party and the Company specifying that it desires to sell such amount of Equity Securities in the Company, which amount shall not exceed the Tag-along Pro Rata Portion (as defined below) of such Investor, to the Third Party Purchaser. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the amount of Equity Securities that the Disposing Party may sell in the transaction shall be correspondingly reduced. “Tag-along Pro Rata Portion” shall mean the product obtained by multiplying (x) the aggregate amount of Shares to be transferred by the Disposing Party under the Transfer Notice following the exercise or expiration of all rights of first refusal pursuant to Section 8.2(a) to Section 8.2(d) by (y) a fraction, the numerator of which is the amount of Ordinary Shares (on an as-converted basis) held by the Investor as of the date of the Transfer Notice and the denominator of which is the amount of the Ordinary Shares (on an as-converted basis) held by the Disposing Party and all Investors entitled to exercise the tag-along right hereunder as of the date of the Transfer Notice.

(g) In the event that any Investor decides to participate in the proposed transfer to the Third Party Purchaser in accordance with Section 8.2(e) and Section 8.2(f) above, the other Parties including the Disposing Party shall take any and all actions to effect the transfer of such Equity Securities from such Investor to the Third Party Purchaser. In the event that the Third Party Purchaser does not agree to purchase such Investor’s Equity Securities, the Disposing Party shall also not sell any of its Equity Securities to the Third Party Purchaser.

(h) To the extent that the Investors have not exercised their rights to purchase all Offered Equity Securities within the time periods specified in Section 8.2(b) and Section 8.2(d), subject to the right of the Investors to exercise their rights to participate in the sale of Offered Equity Securities within the time periods specified in Section 8.2(e), the Disposing Party shall have a period of ninety (90) days from the expiration of such rights specified in Section 8.2(a) to 8.2(g) in which to sell the remaining Offered Equity Securities to the Third Party Purchaser identified in the Transfer Notice on terms and conditions (including the purchase price) no more favorable to the Third Party Purchaser than those specified in the Transfer Notice. The Parties agree that the Third Party Purchaser, prior to and as a condition to the consummation of any sale, shall execute and deliver to the Parties documents and other instruments assuming the obligations of such Disposing Party under this Agreement with respect to the Offered Equity Securities and agreeing to be bound by the terms and conditions of this Agreement and the Memorandum and Articles, and the transfer shall not be effective and shall not be recognized by any Party until such documents and instruments are so executed and delivered.

(i) In the event the Disposing Party does not consummate the sale or disposition of any Offered Equity Securities within the time period set out in Section 8.2(h), rights of the Investors under Sections 8.2(a) to 8.2(g), as the case may be, shall be re-invoked and shall be applicable to any subsequent disposition of such Offered Equity Securities by the Disposing Party until such rights lapse in accordance with the terms of this Agreement.

(j) The exercise or non-exercise of the rights of the Investors under this Section 8.2 to purchase Equity Securities in the Company from a Disposing Party or participate in the sale of Equity Securities in the Company by a Disposing Party shall not adversely affect their rights to make subsequent purchases from the Disposing Party of Equity Securities in the Company or subsequently participate in sales of Equity Securities in the Company by the Disposing Party hereunder.

8.3	Other Parties’ Right of First Refusal, Investors’ Tag-along Right.

(a) Subject to Section 8.4 below, the Parties agree that, any Investor (the “Disposing Investor”) may sell, transfer or otherwise dispose of all or any part of its Equity Securities in the Company (the “Investor Offered Equity Securities”) to any other party subject to this Section 8.3. The Disposing Investor shall be entitled to disclose to the interested third party purchaser(s) such confidential information in relation to the Company as is necessary for the proposed transfer of its Equity Securities, provided however that (i) the Disposing Investor shall enter into a confidentiality agreement with each of the interested third party purchasers under which the latter undertakes not to disclose or use the relevant confidential information for any other purposes than purchase of the Equity Securities from the Disposing Party; and (ii) the Disposing Investor shall send a copy of any confidential information which it disclosed to the interested third party purchasers to the other Shareholders. The Disposing Investor shall give a written notice (the “Investor Transfer Notice”) to the other Shareholders and the Company specifying (i) the entire percentage of its Equity Securities in the Company which it proposes to transfer to the third party purchaser, (ii) the identity of the third party purchaser, and (iii) the price and other key terms and conditions of the proposed transfer.

(b) Each of the non-transferring Shareholders shall have an option for a period of thirty (30) days following receipt of the Investor Transfer Notice (the “Investor Acceptance Period”) to elect to purchase all or any portion of its respective pro rata share of the Investor Offered Equity Securities set out in the Investor Transfer Notice at the same price and on substantially the same terms and conditions as described in the Investor Transfer Notice, by notifying the Disposing Investor and the Company in writing before expiration of the Investor Acceptance Period as to the quantity of such Investor Offered Equity Securities that it wishes to purchase.

(c) For the purpose of this Section 8.3, each non-transferring Shareholder’s “pro rata share” of the Investor Offered Equity Securities shall be equal to (A) the quantity of Investor Offered Equity Securities, multiplied by (B) a fraction, the numerator of which shall be the Ordinary Shares (on an as-converted basis) held by such non-transferring Shareholder on the date of the Investor Transfer Notice and the denominator of which shall be the Ordinary Shares (on an as-converted basis) held by all the non-transferring Shareholders on such date.

(d) If any non-transferring Shareholder fails to exercise its right to purchase its full pro rata share of the available Investor Offered Equity Securities, the Disposing Investor shall deliver written notice (the “Investor Second Notice”) specifying the quantity of the Investor Offered Equity Securities not purchased by the non-transferring Shareholders pursuant to Section 8.3(b) (the “Non-purchased Investor Offered Equity Securities”) within five (5) days after the expiration of the Investor Acceptance Period to the Company and to each non-transferring Shareholder that elected to purchase its entire pro rata share of the Investor Offered Equity Securities (an “Exercising Party of Right of First Refusal”). The Exercising Parties of Right of First Refusal shall have a right of re-allotment, such that they shall have ten (10) days from the date of the Investor Second Notice (the “Extended Investor Acceptance Period”) to elect to increase the quantity of Investor Offered Equity Securities that they agreed to purchase in accordance with Section 8.3(b). Such right of re-allotment shall be subject to the following conditions: each Exercising Party of Right of First Refusal shall first notify the Disposing Investor of its desire to increase the quantity of the Investor Offered Equity Securities it agreed to purchase under Section 8.3(b), stating the quantity of the additional Investor Offered Equity Securities it proposes to buy (the “Additional Investor Offered Equity Securities”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, the total quantity of Additional Investor Offered Equity Securities the Exercising Parties of Right of First Refusal propose to buy exceeds the total quantity of the Non-purchased Investor Offered Equity Securities, then each Exercising Party of Right of First Refusal who proposes to buy more than such quantity of Additional Investor Offered Equity Securities as is equal to the product obtained by multiplying (i) the quantity of the Non-purchased Investor Offered Equity Securities by (ii) a fraction, the numerator of which is the Ordinary Shares (on an as-converted basis) held by such Exercising Party of Right of First Refusal and the denominator of which is the Ordinary Shares (on an as-converted basis) held by all Exercising Parties of Right of First Refusal (an “Over-Purchasing Party”) shall mutually agree with the other Over-Purchasing Parties on the quantity of Additional Investor Offered Equity Securities to be purchased so that the total quantity of Additional Investor Offered Equity Securities the Exercising Parties of Right of First Refusal propose to buy shall not exceed the total quantity of the Non-purchased Investor Offered Equity Securities; failing such agreement, each Over-Purchasing Party will be cut back by the Disposing Investor with respect to its over-purchase to that quantity of the Non-purchased Investor Offered Equity Securities equal to the product obtained by multiplying (i) the number of the Non-purchased Investor Offered Equity Securities available for over-purchase by (ii) a fraction, the numerator of which is the Ordinary Shares (on an as-converted basis) held by such Over-Purchasing Party and the denominator of which is the Ordinary Shares (on an as-converted basis) held by all the Over-Purchasing Parties.

(e) Subject to Section 8, in the event of the proposed transfer by the Disposing Investor of any Equity Securities in the Company, each of the other Investors who have not exercised its right to purchase any of the Investor Offered Equity Securities shall be entitled, by written notice (the “Investor Tag-along Acceptance Notice”) given to the Disposing Investor and the Company within fifteen (15) Business Days after the expiry of the Investor Acceptance Period (or the Extended Investor Acceptance Period, as the case may be) (the “Investor Tag-along Offer Period”), to participate in such proposed transfer of any Equity Securities of the Disposing Investor to the third party purchaser, on the same terms and conditions as specified in the Investor Transfer Notice. The Disposing Investor shall provide within a reasonable period before the expiry of the Investor Tag-along Offer Period any information that the other Investors may reasonably request, taking into account the relationships among the parties involved and their competitive interests, to enable the other Investors to evaluate any non-cash consideration, if applicable, and regarding other key deal terms.

(f) If any of the other Investors wishes to participate in the transfer to the third party purchaser, such Investor (the “Exercising Investor”) shall deliver an Investor Tag-along Acceptance Notice to the Disposing Investor and the Company specifying that it desires to sell such amount of Equity Securities in the Company, which amount shall not exceed the Investor Tag-along Pro Rata Portion (as defined below) of such Exercising Investor, to the third party purchaser. To the extent one or more of the other Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the amount of Equity Securities that the Disposing Investor may sell in the transaction shall be correspondingly reduced. “Investor Tag-along Pro Rata Portion” shall mean the product obtained by multiplying (x) the aggregate amount of the Equity Securities in the Company to be transferred by the Disposing Investor under the Investor Transfer Notice following the exercise or expiration of all rights of first refusal pursuant to Sections 8.3(a) to 8.3(d), by (y) a fraction, the numerator of which is the amount of Equity Securities in the Company held by the relevant Exercising Investor as of the date of the Investor Transfer Notice and the denominator of which is the amount of the Equity Securities in the Company held by the Disposing Investor and all Investors entitled to exercise the tag-along right hereunder as of the date of the Investor Transfer Notice.

(g) In the event that any Investor decides to participate in the proposed transfer to the third party purchaser in accordance with Section 8.3(e) and Section 8.3(f) above, the other Shareholders including the Disposing Investor shall take any and all actions to effect the transfer of such Equity Securities from the Exercising Investor to the third party purchaser. In the event that the third party purchaser does not agree to purchase such Exercising Investor’s Equity Securities, the Disposing Investor shall also not sell any of its Equity Securities to the third party purchaser.

(h) To the extent that the non-transferring Shareholders have not exercised their rights to purchase all Investor Offered Equity Securities within the time periods specified in Section 8.3(b) and Section 8.3(d), subject to the right of the Investors to exercise their rights to participate in the sale of Investor Offered Equity Securities within the time periods specified in Section 8.3(e), the Disposing Investor shall have a period of ninety (90) days from the expiration of such rights specified in Sections 8.3(a) to 8.3(g) in which to sell the remaining Investor Offered Equity Securities to the third party purchaser identified in the Investor Transfer Notice on terms and conditions (including the purchase price) no more favorable to the third party purchaser than those specified in the Investor Transfer Notice. The Parties agree that the third party purchaser, prior to and as a condition to the consummation of any sale, shall execute and deliver to the Parties documents and other instruments assuming the obligations of such Disposing Investor under this Agreement with respect to the Investor Offered Equity Securities, and the transfer shall not be effective and shall not be recognized by any Party until such documents and instruments are so executed and delivered.

(i) In the event the Disposing Investor does not consummate the sale or disposition of any Investor Offered Equity Securities within the time period set out in Section 8.3(h), rights of the non-transferring Parties under Sections 8.3(a) to 8.3(d) and the Investors under Sections 8.3(e) to 8.3(g), as the case may be, shall be re-invoked and shall be applicable to any subsequent disposition of such Investor Offered Equity Securities by the Disposing Investor until such rights lapse in accordance with the terms of this Agreement.

(j) The exercise or non-exercise of the rights of the non-transferring Shareholder under Sections 8.3(a) to 8.3(d) to purchase Equity Securities in the Company from a Disposing Investor or the Investors under Sections 8.3(e) to 8.3(g) to participate in the sale of Equity Securities in the Company by a Disposing Investor shall not adversely affect their rights to make subsequent purchases from the Disposing Investor of Equity Securities in the Company or subsequently participate in sales of Equity Securities in the Company by the Disposing Investor hereunder.

8.4	Drag-along Right

(a) Following the date of the fifth anniversary of the date of this Agreement, if any Investor (the “Proposing Investor”) intends to transfer the Equity Securities held by it in the Company to a bona fide third party (for the avoidance of doubt, such bona fide third party shall not include any Shareholder or its Affiliates) provided that the Equity Securities in the Company that such bona fide third party proposes to buy (the “Drag-along Amount”) exceeds fifty percent (50%) of the total amount of Equity Securities in the Company, and the value of the Company will exceed USD450,000,000 when conducting the above transfer of more than fifty percent (50%) of the Equity Securities in the Company to a bona fide third party, subject to the consents of the Shareholders holding fifty percent (50%) or more of the Equity Securities in the Company (the “Shareholder Consent”), all Shareholders other than the Proposing Investor (the “Selling Shareholders”) shall sell the Equity Securities of the Company to such bona fide third party at the same price and on the same conditions as the Proposing Investor together with the Proposing Investor on a pro rata basis, and procure the Directors appointed by them to vote in favor of such transfer of the Equity Securities in the Company and such transfer being a Deemed Liquidation Event. The “pro rata share” as used herein, in respect of each Shareholder (including the Selling Shareholders and the Proposing Investors), shall be the product obtained by multiplying (A) the Drag-along Amount, by (B) a fraction, the numerator of which is the amount of Ordinary Shares (on an as-converted basis) held by each shareholder as of the date of Shareholder Consent and the denominator of which is the total amount of the Ordinary Shares (on an as-converted basis) held by all of the Shareholders of the date of Shareholder Consent. In respect of all the consideration received from the sale of the Equity Securities in the Company by the Shareholders in accordance with the provisions in this section, each Party agrees to ensure that such consideration shall be distributed to the Investors within ninety (90) days upon the occurrence of such transfer of the Equity Securities in the Company in the order and amount specified in Liquidation Preference.

(b) Following the date of the fifth anniversary of the date of this Agreement, if any Investor intends to propose a Deemed Liquidation Event other than the transfer of the Equity Securities in the Company prescribed in Section 8.4(a) above, and the Company is valued at more than USD450,000,000 when such Deemed Liquidation Event takes place, subject to the consents of the Shareholders holding fifty percent (50%) or more of the Equity Securities in the Company, all Shareholders shall procure the Directors appointed by them to vote in favor of such Deemed Liquidation Event. Furthermore, all of the Shareholders shall, and shall procure that each Director appointed by such Shareholder will, approve the Deemed Liquidation Event and execute all necessary agreements and documents and take all necessary actions in furtherance of and to effect such Deemed Liquidation Event.

(c) With respect to the sale of the Equity Securities in the Company to a bona fide third party under subsection (a) above, each of the Shareholders will be required to:

(i) make representations and warranties on the following matters with respect to such transaction: (x) it is entitled to the ownership of the Equity Securities proposed to be sold, and possesses all of the authorizations to sell such Equity Securities; and (y) such sale will not constitute a material breach of any material contract to which any of such Shareholders is a party;

(ii) obtain any consent or approval which will not result in incurring significant amount of expenditure; and

(iii) pay for its pro rata share of expenses in connection with the engagement of the legal counsels (but if all consideration that any Principal Holding Company receives from the transfer of the Equity Securities in the Company held by it under Section 8.4(a) above has been distributed to the Investors in accordance with the Liquidation Preference, such Principal Holding Company shall not bear the expenses incurred under this Section 8.4(c)(iii)).

(d) In respect of any transfer of the Equity Securities in the Company in accordance with Section 8.4(a) above, the Selling Shareholders and the Proposing Investor hereby waive their respective right of first refusal under Section 8.3 above, and irrevocably consent to such transfer.

(e) Any transfer of the Equity Securities of the Company in accordance with Section 8.4(a) above shall not be made to the following entities or their holding companies or affiliates that are Controlled by them: Amazon / Joyo, Baidu, eBay / Paypal, Facebook, Google, Yahoo! Inc., Microsoft, Tencent, 360Buy/Jingdong, Wal-Mart, Yihaodian, Suning, Dang Dang, Global Sources, Qihoo / 360.cn, and VANCL. Notwithstanding the foregoing, if Ali participates in the transfer of the Equity Securities in the Company to any of the above entities pursuant to Section 8.4(a) above hereof, such transfer pursuant to Section 8.4(a) above shall be exempted from the transfer restrictions under this subsection.

8.5	Transfer to Affiliates

(a) Notwithstanding provisions in Section 8.3 and Section 8.4 above, any Investor shall be free to transfer all or any part of its Equity Securities in the Company to an Affiliate; in respect of Goldman Sachs, Infinity, Crescent, Stelca and SoftBank, other than the transfer to its Affiliates, Goldman Sachs, Infinity, Crescent, Stelca or SoftBank also has the right to transfer all or any part of its Equity Securities in the Company to such Investors’ and/or its fund manager’s and/or its Affiliates’ subsidiary, Affiliates, parent, partner, shareholder, member, limited partner, fund manager, or venture capital fund or private equity fund now or hereafter existing which is under common Control of one or more general partners or shares the same management company with Goldman Sachs, Infinity, Crescent, Stelca or SoftBank; provided that (i) the transferor gives a prior written notice to the other Shareholders and the Company specifying the reason for the transfer; (ii) such Affiliate or the transferee provided in this Section 8.5(a) agrees to be bound by this Agreement; and (iii) such Affiliate or the transferee prescribed in this Section 8.5(a) shall not be among the following entities or companies Controlling such entities or affiliated companies that are controlled by such entities.: Amazon/Joyo, Baidu, eBay/Paypal, Facebook, Google, Yahoo! Inc., Microsoft, Tencent, 360Buy/Jingdong, Wal-Mart, Yihaodian, Suning, Dang Dang, Global Sources, Qihoo/360.cn, and VANCL.

(b) If a permitted transferee of Equity Securities in the Company pursuant to Section 8.5(a) at any time ceases to be an Affiliate of the transferring Investors or to possess the capacity provided in Section 8.5(a), the transferring Investors shall ensure that the transferee shall immediately transfer such Equity Securities in the Company back to the transferring Investors.

(c) In respect of any transfer pursuant to Section 8.5(a) above, each of the other non-transferring Shareholders hereby waives its rights under Section 8.3 and Section 8.4 above (including the right to receive the Investor Transfer Notice and to exercise the right of first refusal or participate in the transfer), and irrevocably consents to such transfer.

9.	Obligation to Purchase and Transfer to Third Party Purchaser.

9.1 In the event that any Redemption Event occurs, each of the Investors shall have the right, but not the obligation, to request the redemption of all or any part of its then outstanding Preferred Shares in accordance with Article 8.5 of the Memorandum and Articles. The Company shall, upon the request of any of the Investors, redeem the Preferred Shares at a price, and in accordance with the procedures, set forth in Article 8.5 of the Memorandum and Articles.

9.2 In the event that any Redemption Event occurs and the Company has not fully redeemed the holders of Preferred Shares pursuant to Article 8.5(A)(1) of the Memorandum and Articles, each of the holders of Preferred Shares shall have the right, but not the obligation, to request the Key Holders to purchase, and the Key Holders, shall, upon such request, purchase, from such holder such remaining unredeemed Preferred Shares held by such holder at the applicable Redemption Price pursuant to Article 8.5(A)(2) of the Memorandum and Articles.

9.3 If any holder of Preferred Shares exercises its Redemption Rights or its Shortfall Purchase Rights but the Company and the Key Holders fail to fully redeem or purchase the Redeeming Preferred Shares at the Redemption Price within sixty (60) Business Days after the Redemption Notice or the Shortfall Notice (as applicable), or such redemption or Shortfall Purchase fails to be completed within such period, for whatsoever reason, such holder of Preferred Shares shall have the right to transfer the Redeeming Preferred Shares not redeemed or purchased by the Company or the Key Holders (as applicable) to a third party purchaser. In such an event, Section 8.3 (except for Sections 8.3(e) to 8.3(g)) and Section 8.4 shall apply.

10.	Information and Inspection Rights; Regulatory Notice.

10.1	Information Right. The Company shall provide to each Party:

(a) within three (3) months after the end of each fiscal year, the consolidated audited balance sheet, profit and loss account and cash flow statement of the Group Companies, and a management report including a comparison of the financial results of such fiscal year with the corresponding results of last year and other information required by Law or the Board;

(b) within ten (10) days after the end of each month, the un-audited management accounts of the Group Companies and an operation report as to the current business operation status in the form satisfactory to the Board, and a comparison of the financial results of such month with the corresponding monthly budget;

(c) on the last day of each quarter, the latest form of shareholding structure certified by the chief executive officer of the Company;

(d) within forty-five (45) days after the end of each quarter, the consolidated balance sheet, profit and loss account and cash flow statement of the Group Companies, un-audited management accounts of the Group Companies including a comparison of the financial results of such fiscal quarter with the corresponding results of last year and other information required by law or the Board, and a report prepared by the chief executive officer of the Company of the evaluation of the operation progress of such quarter and the forecast of the current and the next quarter;

(e) at least thirty (30) days before the end of a fiscal year, the consolidated operating budget of the coming year regarding the Group Companies, such budget shall forecast the (i) income, expense and cash condition, in each case, month by month, as well as (ii) profit and loss statement, balance sheet, cash flow statement, and, if applicable, segment information of the Group Companies, in each case, annually; and

(f) the information and data reflecting the operational and financial status of the Company as per reasonable request of such Party from time to time, provided that the requesting Party shall bear the obligations and liabilities in respect of the protection of the commercial secrets of the Company.

Further, the Company shall use its best efforts to provide each Party, at least thirty (30) days before the end of a fiscal year, the Group Companies’ projected profit and loss statement, balance sheet, cash flow statement, and, if applicable, segment information for each of the following two (2) years after the next fiscal year.

10.2	Inspection Right and Independent Auditing Right

(a) Each Party shall have the right to inspect, or designate its accountant or advisors to inspect, the books of accounts and other financial records of any Group Company at any time during normal business hours by giving prior notice and take such copies thereof as it may require, provided that such inspection shall be conducted at the cost of the relevant requesting Party and shall not unreasonably affect the ordinary business operation of the Company, and the other Parties shall, and shall procure the relevant Group Company shall, provide all reasonable assistance to such accountants or advisors.

(b) Upon the submission of the audited financial statements of the year by the Company, any Investor is entitled to conduct an independent audit of the Company’s financial status at such Investor’s own expense by ten (10) days prior notice. The independent auditor appointed by the Investors shall be one of the Big Four accounting firms (PWC, KPMG, E&Y, Deloitte) or Li Xin Accounting Firm and shall not be the auditor of the Company, and the independent auditor shall have the right to inspect all the relevant financial records, documents and other materials of the Group Companies and to inspect any place and facility of the Group Companies. Such audit shall take place during business hours of the respective Group Company and the impact of such audit on the respective Group Company’s ordinary business operation shall be minimized. Any dispute arising from such independent audit can be submitted to the Board for discussion and settlement.

If the difference between the result of the aforesaid independent auditing and the auditing report of the Company’s auditor exceeds 10%, any Investor shall be entitled to submit such dispute to the Board of the Company and seek settlement within thirty (30) days after the submission of the dispute.

10.3 Regulatory Notice. The Company and the Key Holders shall keep the Investors informed, in a timely manner, of any events, discussions, notices or changes with respect to any tax (other than ordinary transactions which could reasonably be expected not to be material to the Group Companies), criminal or regulatory investigation or action involving the Group Companies, so that the Investors will be able to take appropriate measures to avoid or mitigate any regulatory consequences to them that might arise from such criminal or regulatory investigation or action and the Company shall reasonably cooperate with the Investors, other Group Companies and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities, coordinating and providing assistance in meeting with regulators and, if requested by the Investors, making a public announcement of such matters).

11.	Board of Directors.

11.1	Board Composition.

(a) The Company shall have, and the Shareholders hereto agree to cause the Company to have a Board consisting of seven (7) authorized Directors with the composition of the Board determined as follows: one (1) of whom shall be appointed by Goldman Sachs, one (1) of whom shall be appointed by Crescent, one (1) of whom shall be appointed by Ali, one (1) of whom shall be appointed by SoftBank, and the remaining three (3) shall be appointed by the Principal Holding Companies each of whom shall be entitled to appoint one (1) Director. If, for the purpose of Qualified IPO, the size of the Board of the Company needs to be increased to contain a certain number of independent directors to satisfy the requirements of any applicable listing rules, all Shareholders shall procure the Directors appointed by them to adopt all necessary resolutions and /or execute other necessary documents with respect to the addition of such number of independent directors, provided however that the Directors appointed by the above Investors who has already taken office prior to the addition of such independent directors shall not be dismissed and each of the above Investors shall not be deprived of its respective right to appoint one (1) Director to the Board of the Company in any event. Each Party agrees that if an Investor (together with its Affiliates) holds less than 5% of the Equity Securities in the Company, it shall be immediately deprived of its right to appoint Director(s) to the Board of the Company. For the avoidance of doubt, for purpose of this section, the percentage of the equity interest in the Company held by Goldman Sachs shall be the sum of the percentage of the Equity Securities in the Company held by GSIP and GSPO.

(b) Each Director shall be appointed for a term of three (3) years and may serve consecutive terms if reappointed by the Shareholder or Shareholders which originally appointed such Director. The Shareholder or Shareholders may remove the Director appointed by it or them. If a seat on the Board is vacated by the retirement, resignation, illness, disability or death of a Director or by the removal of such Director, the Shareholder or Shareholders which originally appointed such Director shall appoint a successor to serve out such Director’s term.

(c) The chairman of the Board shall be one of the Directors appointed by the Principal Holding Companies, nominated jointly by the Principal Holding Companies, and elected by the Board for a term of three (3) years. The chairman shall exercise his or her authority within the scope authorized by the Board. If the chairman is unable to perform his or her responsibilities for whatever reason, he or she shall designate another Director to perform his or her responsibilities temporarily in accordance with this Agreement and the Memorandum and Articles.

(d) Each Shareholder shall take any and all actions and execute any and all documents to effect the appointment of Directors by the Shareholders in compliance with this Section 11.1.

(e) Each of Ali, New Access Qianjing, Crescent, Infinity and SoftBank shall have the right to respectively appoint one (1) Board observer, and Goldman Sachs shall have the right to jointly appoint one (1) Board observer. Ali, New Access Qianjing, Crescent, Goldman Sachs, Infinity and SoftBank shall also have the right to dismiss or replace the Board observers they appointed. The Board observer is entitled to participate in all Board meetings and the same rights as the Directors on receiving Board meeting notice and meeting materials; provided, however, that such Board observer shall have no voting power and shall enter into a non-disclosure agreement in form and substance satisfactory to the Board. If a Board observer is unable to attend a regular or interim meeting of the Board, such Board observer shall appoint by means of a valid proxy another person to attend in such absent observer’s place. The person appointed by the Board observer shall have the same rights as the Board observer he or her represents and shall enter into a non-disclosure agreement in form and substance satisfactory to the Board. For the avoidance of doubt, if either GSIP or GSPO no longer acts as the Shareholder, the other party shall not be deprived of the right to appoint one (1) observer who is entitled to participate in all Board meetings.

(f) The Director appointed by Ali can concurrently hold the post of a director of any other entity where Ali or its Affiliates have equity interest without prior consent of the Company or the other Shareholders, provided that (i) the Director shall act in good faith and in strict compliance with his or her fiduciary duty to and be bound by the confidentiality obligations (as requested by the Company) to the Company; and (ii) the Director shall not hold the post of a director or any senior management position in any of the following companies or its Affiliates: 360Buy/Jingdong, Vancl, Dang Dang, Amazon / Joyo, Yi-Inc , Wuzhou Online , Nanjing Bangbo and Guxing e-Commerce ..

11.2	Meetings of the Board

(a) The Board shall convene at least one regular meeting per quarter. Regular Board meetings shall be convened by the chairman (or a Director designated by the chairman in the absence of the chairman) by giving at least fifteen (15) days’ prior notice to all Directors by wire, facsimile, e-mail, telephone or in writing, of the agenda, place and time of regular meetings for which the agenda, place and time have not been set by the Board in advance. Notices by telephone shall be immediately followed by confirmation in writing, unless such written confirmation is waived by the Directors. The attendance of a Director at a Board meeting shall be deemed to constitute the receipt by such Director of the notice or the waiver by such Director of his or her right to receive the relevant prior notice regarding such meeting.

(b) Interim meetings of the Board shall be called and held if the chairman of the Board, or one Director determines that an interim meeting is necessary. The period between the calling of an interim meeting and the actual meeting shall be no less than fifteen (15) days. This period can be shortened in urgent cases, provided that no Director objects thereto. Interim meetings shall be called by the chairman by wire, facsimile, e-mail, telephone or in writing, by indicating the agenda, place and time of the meeting. Invitations by telephone shall be immediately followed by confirmation in writing, unless such written confirmation is waived by the Directors.

(c) Any meeting, regular or interim, of the Board, may be held by conference telephone or similar communication equipment so long as all Directors participating in the meeting can hear and communicate with one another. All such Directors shall be deemed to be present in person at the meeting.

(d) A written resolution may be adopted by the Board in lieu of a Board meeting, if such resolution is sent to all Directors of the Board and affirmatively signed and adopted by the number of Directors necessary to make such a decision. For the avoidance of doubt, if a Director or his or her valid proxy fails to sign and return such written resolution to the Company within the time limit as reasonably requested by the Board, or if he or she approves the resolution with any modifications thereto, such Director shall be deemed to have voted against the proposed resolution.

(e) The chairman, or a Director designated by the chairman in the absence of the chairman, shall convene and preside over both regular and interim meetings of the Board.

(f) The Board shall hold its regular and interim meetings at the Company’s office or any other place as reasonably determined by the chairman of the Board.

(g) Each meeting of the Board requires a quorum of five (5) Directors, which must include the four (4) Directors appointed by the Investors. Decisions adopted at any Board meeting at which a quorum is not present are invalid. Each Director shall have one vote and the chairman shall not have a casting vote. Notwithstanding the foregoing, if a quorum is not present (in person or by proxy) within fifteen (15) minutes of the scheduled start of a meeting of the Board, such meeting shall adjourn and reconvene fifteen (15) days later at the same place. If a quorum is not present (in person or by proxy) within fifteen (15) minutes of the scheduled start of the reconvened meeting, any two-thirds (2/3) of all Directors shall constitute a quorum for such Board meeting, but the Director who is absent from the meeting shall not be deemed to have voted in favor of any matter discussed by the Board meeting for the purpose of Section 12.2 or Section 12.3 below.

(h) If a Director is unable to attend a regular or interim meeting of the Board, such Director shall appoint by means of a valid proxy another person to attend in such Director’s place. Such person shall be entitled to perform all the functions of the Director he/she represents. For the purpose of the quorum requirement, the proxy shall be deemed to be a Director.

(i) Board meetings shall be conducted in Chinese and English. Minutes of all meetings and written resolutions of the Board shall be in both English and Chinese and shall be kept in the minutes book of the Company at the Company.

11.3 Board of Subsidiaries. The Shareholders that are entitled to appoint members of the Board pursuant to Section 11.1 shall be entitled to appoint the same number of members of board of directors of any Subsidiary of the Company. The articles of association of each Subsidiary of the Company established in the PRC shall be modified and filed with the competent government Authority of the PRC to update the provision regarding composition of its board of directors and, to the extent permitted by and applicable under the PRC Laws, to include substantially the same provisions as Section 12 as soon as practicable. The Group Companies and the Key Holders shall provide the Investors with a true copy of the written acknowledgment of receipt of application for such filing issued or endorsed by the relevant Registration Authority of the PRC and a true copy of the updated articles of association of each Subsidiary of the Company as soon as practicable.

12.	Protective Provisions.

12.1 Acts Requiring Shareholders Approval. The following matters of the Group Companies (except for those matters limited to the Company as specifically set forth below) shall be approved by each of (a) the holders of a majority of the then-outstanding Series A Preferred Shares (voting together as a single class and on an as-converted basis), (b) the holders of a majority of the then-outstanding Series B Preferred Shares (voting together as a single class and on an as-converted basis), (c) the holders of a majority of the then-outstanding Series C Preferred Shares, (d) the holders of a majority of the then-outstanding Series D Preferred Shares (voting together as a single class and on an as-converted basis), and (e) the holders of a majority of the then-outstanding Ordinary Shares:

(a) any amendment to the Memorandum and Articles;

(b) termination, dissolution or liquidation of the Company;

(c) increase or decrease of any authorized capital or registered capital, as the case may be, of any Group Company;

(d) merger, amalgamation, consolidation or reorganization of the Company with other Persons or de-merger of the Company;

(e) any amendment or change of the rights, preferences, privileges, powers, limitations or restrictions of or concerning, or the limitations or restrictions provided for the benefit of, any series of Preferred Shares in issue;

(f) any action that authorizes, creates or issues (A) any class or series of Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with any series of Preferred Shares in issue, whether as to liquidation, conversion, dividend, voting, redemption, or otherwise, or any Equity Securities convertible into, exchangeable for, or exercisable into any Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with any series of Preferred Shares in issue, whether as to liquidation, conversion, dividend, voting, redemption or otherwise, or (B) any other Equity Securities of any Group Company except for (1) the Conversion Shares, (2) the Equity Securities issued pursuant to the Share Subscription Agreement, and (3) the Equity Securities issued pursuant to the ESOP;

(g) any action that reclassifies any outstanding shares into shares having rights, preferences, privileges, powers, limitations or restrictions senior to or on a parity with any series of Preferred Shares in issue, whether as to liquidation, conversion, dividend, voting, redemption or otherwise;

(h) any direct or indirect transfer, pledge or disposal of the Equity Securities by any Key Holder;

(i) change of the number or composition of the Directors of the Board;

(j) the entering into of a restructuring plan with any creditor, or commencement of winding up proceedings or such similar bankruptcy proceedings;

(k) liquidation, dissolution or winding up of any Affiliates of the Company, or effecting of any Deemed Liquidation Event; and

(l) any action by the Company or a Group Company, as applicable, to authorize, approve, or enter into any agreement or obligation with respect to any of the actions listed above.

For the purpose of this Section 12.1 only, (i) as long as Crescent (together with its Affiliates) holds no less than 5% of the Equity Securities in the Company, Crescent shall be deemed as the holder of a majority of the then-outstanding Series B Preferred Shares (voting together as a single class and on an as-converted basis) and have the voting rights equal to the aggregate voting power of all other holders of Series B Preferred Shares plus one, and (ii) as long as Goldman Sachs (together with its Affiliates) holds no less than 5% of the Equity Securities in the Company, it shall be deemed as the holder of a majority of the then-outstanding Series C Preferred Shares (voting together as a single class and on an as-converted basis) and have the voting rights equal to the aggregate voting power of all other holders of Series C Preferred Shares plus one. For the avoidance of doubt, such right of Crescent or Goldman Sachs shall be nontransferable upon transfer of any Equity Securities by Crescent or Goldman Sachs to its respective non-Affiliate or assignment to any other non-Affiliated party of any right and/or obligation by Crescent or Goldman Sachs under the Transaction Documents.

Notwithstanding anything to the contrary contained herein, where any act listed in Section 12.1(a) through (k) (inclusive) above requires the approval of the Shareholders by an ordinary resolution or a special resolution in accordance with the Applicable Laws, and if the Shareholders vote in favor of such act but the approval as required in Section 12.1 has not been obtained, then the Shareholders voting against such resolution in aggregate shall, in such vote, have the voting rights equal to the aggregate voting power of all the Shareholders who voted in favor of such act plus one

12.2 Acts Requiring Supermajority Approval by the Board. The following matters of the Group Companies (except for those matters limited to the Company as specifically set forth below) shall be approved by the Board by the affirmative votes of at least two-thirds of the Directors, which shall at least include four (4) Directors appointed by the Investors:

(a) termination, or material modification or waiver of, or material amendment to any Control Documents;

(b) adoption or implementation of any new employee or management equity incentive plans (including the amendment of the ESOP and any other employee equity incentive plans);

(c) any change of Principal Business of the Group Companies which is outside the ordinary course of business, including change of Principal Business, entering into the business outside the scope of the Principal Business or exiting from the existing Principal Business;

(d) the entering into of any partnership, profit sharing agreement or joint venture agreement other than any strategic alliance not involving any equity or equity-related investment;

(e) redemption or repurchase of any Equity Securities of the Company (other than any repurchase of Equity Securities from former employees or consultants in connection with the cessation of their employment/services at the lower of fair market value or cost, or any redemption of Equity Securities in the Company as prescribed in the Memorandum and Articles);

(f) any investments other than the investments of the prime commercial paper, money market fund, deposit slip of any international banks whose net asset exceeds USD1,000,000,000, debenture guaranteed or issued by the US Government or other sovereign governments (other than the investments within the ordinary business scope of the Group Companies), in each case having a maturity not in excess of two years;

(g) (i) merge, amalgamate or consolidate the Group Companies (other than the Company) with any other Person, or the de-merger of any Group Company (other than the Company), (ii) sell, transfer or otherwise dispose of the Group Companies or any material asset or goodwill of the Group Companies, or (iii) sell, transfer, pledge, dispose of, or issue any equity or other ownership interest in (or any right, warrant, or option therefor) any direct or indirect Subsidiary of the Company, provided that the transaction or a series of related transactions in (i), (ii) or (iii) shall not constitute a Deemed Liquidation Event;

(h) sale, disposal or purchase of any Group Company’s assets the book value of which is in excess of 5% of the total assets of the Group Companies in aggregate, or any asset the book value of which is less than 5% of the total assets of the Group Companies in aggregate but is material to the Group Companies and their business and the lack of which will have a Material Adverse Effect to the Group Companies and its business; or grant of operation right of such assets to any third party;

(i) creation of any debt or guarantee any indebtedness, except for trade accounts of the Company arising in the ordinary course of business;

(j) creation of any Liens over assets to serve any indebtedness otherwise permitted or previously approved pursuant to paragraph (i) above;

(k) any transaction involving granting of exclusive rights or any transaction or any non-monetary transaction involving granting of material rights to a third party;

(l) declaration or payment of dividends or other distributions;

(m) the conclusion or entering into of any commercial, financial or strategic transaction, including off-balance sheet transactions, which may have a Material Adverse Effect;

(n) any new transaction between the Company and any of its Affiliates, Related Parties, employees or any associates of the above Persons (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 of United States), other than the above transactions conducted on an arm’s length basis. In avoidance of any doubt, more than two thirds of the Directors of the Board (including the three (3) Directors appointed by the Investors) shall have the right to determine whether such transactions are conducted on an arm’s length basis;

(o) any loan or advance other than trade credit given in the ordinary course of business to any Related Party (except wholly-owned Subsidiaries) or any third party, or any loan or other type of financing borrowed from any Related Party (except wholly-owned Subsidiaries) or any third party;

(p) possession of equity, rights or any other securities of any companies, partnerships or other entities (except for the Subsidiaries) by the Company;

(q) approval of remuneration, gratuity, pensions to any Director or any of the Management Shareholders;

(r) approval or change of the remunerations of the top five (5) senior management personnel of the Company or other Key Employees;

(s) engagement or change of the auditor of the Company;

(t) engaging investment banks(s), selecting the listing exchange and underwriter(s) for a public offering, or approval of the valuation or any material terms and conditions for a public offering valuation of the Company and other material terms and conditions for the public offering of the Company;

(u) establishment of any Subsidiaries (except wholly owned Subsidiaries established for purposes relevant to the carrying out of the ordinary business of the Company);

(v) alteration, amendment or revocation of the article of association of any Subsidiary;

(w) determination of the directors to be appointed by the Company to its Subsidiaries;

(x) review and approval of the Company’s annual fiscal budget and business plan, which have been provided to the Investors, and any amendment thereof;

(y) any transaction of which the payment is no less than RMB100,000 (or equivalent), or the total accumulative amount is no less than RMB500,000 (or equivalent) outside of the approved annual fiscal budget and business plan;

(z) making any one donation in an amount no less than RMB50,000 (or equivalent) or, more than one donation in an aggregate amount no less than RMB200,000 (or equivalent) in any fiscal year;

(aa) purchase of any real property;

(bb) any sale, transfer, license, pledge or encumbrance of any technology or intellectual property other than in the ordinary course of business;

(cc) commencement, termination or settlement of any litigation, arbitration, other dispute, or administrative proceeding involving the claimed liabilities in an amount of RMB200,000 (or equivalent) or above, or having a material impact on the business of the Company;

(dd) creation or giving authorization of the creation of any debenture (other than the equipment leasing and bank loan);

(ee) any change of accounting principles and policies except for the purposes of complying with the statutory requirements; and

(ff) any action by the Company or a Group Company, as applicable, to authorize, approve, or enter into any agreement or obligation with respect to any of the actions listed above.

12.3 Acts Requiring Consultation. The following matters of the Group Companies shall be first consulted with Ali, Crescent, Goldman Sachs and SoftBank before being presented to the Board for voting, and the proposal then presented to the Board for voting shall fully reflect the opinions raised by the above-mentioned Investors. After the consultation, such matters shall be approved by the Board by the affirmative votes of at least two-thirds of the Directors, which shall at least include three (3) Directors appointed by the Investors (notwithstanding the foregoing, if any resolution regarding the following matters adopted by at least two-thirds of the Directors, including three (3) Directors appointed by the Investors, has and only has adverse impact on the Investor who has caused the Director designated by it to veto such matter, upon explanation of such adverse impact by such Investor in writing, such resolution adopted by the Board shall not have any legal effect and all Parties shall endeavor to resolve the relevant matters through amicable negotiation):

(a) investment in or acquisition of any other companies or material assets in an amount of RMB2,000,000 (or equivalent) or more in one transaction or in a series of related transactions within any 12-month period;

(b) appointment, dismissal or replacement, engagement or removal of any legal representative and senior management personnel (such senior management personnel shall have the authority to participate in major policymaking functions of the Group Companies in their respective capacity other than Directors), including engagement or removal of the chief executive officer, general manager, the deputy general manager(s), the chief operating officer, the chief technical officer, and the chief financial officer (or financial controller) upon the nomination or recommendation of the chief executive officer; and

(c) approval of the Company’s annual budget and business plan.

12.4 Other Matters. Decisions involving the matters other than those in Sections 12.1 to 12.3 (inclusive) hereof shall be approved by a simple majority of affirmative votes of the Directors present in person or by proxy at a duly convened Board meeting, provided that in case of deadlock, the Directors shall endeavor to resolve the deadlock through amicable negotiation.

13.	Non-competition.

13.1	Non-Competition of the Key Holders.

(a) The Key Holders hereby undertake that, in any territory, and during the term prescribed in Section 13.2 below, any and all of the Key Holders and the Key Employees shall not, and shall procure that its Affiliates shall not, either alone or jointly with, through (including through direct or indirect ownership of equity) or on behalf of (whether as director, partner, consultant, manager, employee, agent or otherwise) any Person, directly or indirectly:

(i) carry on or be engaged in or concerned or interested in any business which is in competition with the business of any of the Group Companies (the “Business”);

(ii) be in any way involved, including through direct or indirect ownership of equity, in any business that competes with the Business without the prior written consent by the Investors;

(iii) conduct the following activities during the term of this Agreement which compete with the Business;

(iv) procure orders from any person who is a customer, supplier, distributor or agent of any Group Company at any time during the term of this Agreement;

(v) have business dealing with any Person who is a customer of any Group Company at any time during the term of this Agreement;

(vi) procure directly or indirectly any other Person to procure orders from or have business dealing with any Person who is or has been a customer of any Group Company at any time during the term of this Agreement;

(vii) engage or employ, or solicit or contact with a view to the engagement or employment any Person who is or has been an employee, officer or manager of the Group Company at any time during the term of this Agreement;

(viii) do or say anything which is harmful to the reputation of any Group Company which may lead any Person to cease to deal with the Group Company; or

(ix) use any similar word in such a way as is likely to be confused with the name of or used in business operation by any Group Company or use such words to establish or otherwise set up any corporation, entity or domain name.

For the avoidance of doubt, more than two-thirds of the Directors of the Board shall have the right to determine (with the consent of the three (3) Directors appointed by the Investors) whether there exists competition between such entities or companies (other than the Group Companies) in which any of the Principals or the Key Employees holds a position and the business conducted or likely to be conducted from time to time by the Group Companies, or the activities or actions conducted by the Key Holders, the Key Employees or their Affiliates constitute competition with the Business.

(b) No Management Shareholder or Key Employee may hold any position in any entities or companies (other than the Group Companies), which are in competition with the Business conducted or to be conducted from time to time. For avoidance of doubt, more than two-thirds of the Directors of the Board shall have the right to determine (with the consent of the three (3) Directors appointed by the Investors) whether there exists competition between such entities or companies (other than the Group Companies) in which any Management Shareholder or the Key Employee holds a position and the business conducted or likely to be conducted from time to time by the Group Companies.

13.2	Separate and Independent Restriction.

(a) Each of the restrictions set forth in Section 13.1(a) above shall constitute an entirely separate and independent restriction on the Principals, the Key Employees and their respective Affiliates and shall continue to apply to each of the Principals, the Key Employees and their respective Affiliates during the period that each of the Principals, the Key Employees and their respective Affiliates holds, directly or indirectly, any Equity Securities in, establishes or maintains employment relationship with or takes the office of director of, any of the Group Companies, and for a period of two (2) years from the latest date of: (i) when such party ceases to directly or indirectly hold any Equity Securities in any of the Group Companies; (ii)when such party terminates his or her employment with any of the Group Companies; or (iii) when such party ceases to be a director of any of the Group Companies.

(b) The Principals shall procure the employment contracts of the Key Employees to be amended to include the restriction provided in Section 13.1(a) and Section 13.2 above.

13.3 Non-Competition of the Investors. Each of the Investors agrees that, if the Company undertakes a Qualified IPO, such Investor shall take any and all necessary actions to comply with the statutory requirements under the Applicable Laws on non-competition with the business of the Company and any other requirements of the regulatory authorities in this respect for the purpose of the successful completion of the Qualified IPO.

14.	Confidentiality

14.1 Disclosure of Terms. The terms and conditions of the Transaction Documents, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby and thereby, and all exhibits and schedules attached to such documents (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below, provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

14.2 Press Releases. No announcements regarding the Financing Terms or any of the Investors’ investment in the Company may be made by any Party hereto in any press conference, professional or trade or other publication, in any media either oral or written, without the prior written consent of the Company and all of the Investors.

14.3	Permitted Disclosures.

(a) Notwithstanding the foregoing, the Company may disclose (i) the existence of the investment to its bona fide prospective purchasers, bankers, lenders, accountants, legal counsels and business partners, or to any person or entity to which disclosure is approved in writing by all of the Investors, provided that such approval shall not be unreasonably withheld; and (ii) the Financing Terms to its current shareholders, bankers, lenders, accountants and legal counsels, in each case only where such Persons are under appropriate nondisclosure obligations substantially similar to those set forth in Section 14, or to any Person to which disclosure is approved in writing by all of the Investors, which approval shall not be unreasonably withheld.

(b) The Investors may disclose the existence of the investment and the Financing Terms to any of their respective Affiliates, partners, limited partners, potential partners, potential limited partners, legal counsels and financial advisors. Without prejudicing the generality of the foregoing, Goldman Sachs, Infinity, Crescent and Stelca may disclose the existence of the investment and the Financing Terms to such Investors’ and/or its fund manager’s and/or the Affiliates’ subsidiary, Affiliate, parent, partner, shareholder, member, limited partner, fund manager, retired partner, retired member or shareholder, legal counsel, fund manager auditor, insurer, accountant, consultant, officer, director, employee, investor, bona fide potential investor, counsel or advisor, or any venture capital or private equity fund now or hereafter existing which is under common Control of one or more general partners or shares the same management company with Goldman Sachs, Infinity, Crescent or Stelca.

(c) Notwithstanding Sections 14.1 and 14.2 and subject to Section 15.2, either the Company or Softbank may disclose the existence of the Share Subscription Agreement and transactions contemplated therein provided that the Company and Softbank shall have approved the content, manner and timing of such disclosure, provided further that (x) the written consent of Goldman Sachs shall be required for any such disclosure which (i) uses, including in any advertisement, publicity or otherwise the name of Goldman, Sachs & Co. or any trademark, trade name, service logo or symbol (or any abbreviation or simulation thereof) of Goldman Sachs and any of its Affiliates or (ii) includes any statement, reference or inference to any involvement by Goldman Sachs in the Company, its business operations or any transactions therewith (including, but not limited to, Goldman Sachs’ investment in the Company), and (y) the written consent of Ali shall be required for any such disclosure which (i) uses, including in any advertisement, publicity or otherwise the name of Ali or any trademark, trade name, service logo or symbol (or any abbreviation or simulation thereof) of Ali and any of its Affiliates or (ii) includes any statement, reference or inference to any involvement by Ali in the Company, its business operations or any transactions therewith (including, but not limited to, Ali’s investment in the Company).

Notwithstanding anything herein to the contrary, no Investor may make any disclosure to the entities listed in Section 8.5(a) hereof or companies Controlling such entities or affiliated companies that are Controlled by such entities.

14.4 Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including pursuant to Applicable Securities Laws) to disclose the existence of this Agreement or content of any of the Financing Terms hereof in contravention of the provisions of this Section 14, such Party (the “Disclosing Party”) shall provide the other Parties with prompt written notice of that fact and shall consult with the other Parties regarding such disclosure (only when such notice and consultation are permitted by Laws). In any event, the Disclosing Party shall furnish only the portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be provided on such information.

14.5 Other Exceptions. Notwithstanding any other provision of this Section 14, the confidentiality obligations of the Parties shall not apply to: (i) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

14.6 Tax Related Matters. Notwithstanding anything herein to the contrary, Goldman Sachs and Ali (and any director, officer, employee, agent, consultant, or professional adviser of Goldman Sachs or Ali, respectively) may disclose to any and all persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions described herein and all materials of any kind (including Tax opinions or other Tax analyses) that are provided to the Investors relating to such Tax treatment or Tax structure. However, any information relating to the U.S. federal or state income tax treatment or Tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable any person to comply with Applicable Securities Laws. “Tax structure” is limited to any facts relevant to the U.S. federal or state income tax treatment of the transactions described herein but does not include information relating to the identity of the issuer of the securities, the issuer of any assets underlying the securities, or any of their respective affiliates that are offering the securities.

15. Additional Covenants. Each of the Group Companies and/or the Key Holders (as applicable) jointly and severally agrees to the following.

15.1	Covenants by the Group Companies and the Key Holders.

(a) The insurance of the Group Companies shall be covered by a competent insurance organization in the PRC, and the types, amounts and terms of such insurance coverage which exceeds RMB300,000 or is material to the Group Companies, shall be determined by the Board subject to the policies of such insurance organization. The insurance shall cover such risks and contain such policy limits, types of coverage as are adequate to insure fully against risks to which the Group Companies and their employees, business, properties and other assets would reasonably be expected to be exposed in the operation of the business as currently conducted.

(b) Each of the Group Companies shall use its best endeavours to cause that, when entering into any sales on commission, settlement distribution, distribution, sales or other purchase and sale agreements with the suppliers, the suppliers hold and deliver to the Group Companies all necessary legal documents with respect to the sale of commodities, including the quality inspection certificate, certificates of origin, legal authorization documents for sale of such products. If the relevant suppliers are unable to provide the above legal documents, the Group Companies shall promptly cease all cooperation with such suppliers as requested by all of the Investors in writing.

(c) Each of the Group Companies shall ensure that, prior to the sub-licensing of any brand and trademark to the media, the Internet and business platform, it has obtained the written authorization documents specifying the scope, term and requirements of the sub-license from the owner of such brand or trademark, or, within sixty (60) days subsequent to the sub-licensing, it will obtain the supplemental written authorization letter confirming the above scope, term and requirements of the sub-license.

(d) The Group Companies will not directly or indirectly use the proceeds from the Investors, or lend, contribute to any subsidiary, joint venture partner or other person or otherwise make available the proceeds from the Investors to such persons for the purpose of funding or facilitating any activities or business of or with any Person towards any sales or operations in Cuba, Iran, Libya, Syria, Sudan, the Democratic People’s Republic of Korea, Myanmar or any other country sanctioned by U.S. Office of Foreign Assets Control or for the purpose of funding any operations or financing any investments in, or make any payments to, any Person targeted by or subject to any Sanction Acts. The use of the proceed from the Investors will be in compliance with and will not result in the breach by any Group Company or its Affiliate of the Sanction Acts; and the Company further covenants not to engage, directly or indirectly, in any other activities that would result in a violation of Sanction Acts by any Person, including any Person participating in the transactions contemplated herein.

(e) The Group Companies shall procure and ensure that any current or future employee and/or consultant who has access to the confidential information or trade secrets of the Group Companies shall enter into and deliver a confidentiality and intellectual property right protection agreement in form and substance reasonably satisfactory to all of the Investors; and shall procure and ensure that all of the Key Employees shall enter into a non-competition agreement;

(f) At any time, each of the Group Companies and the Key Holders shall ensure that no action conducted by each of the Group Companies has breached any Applicable Law (including the U.S. Foreign Corrupt Practices Act, as amended, the United Kingdom Bribery Act, as amended, or any other applicable anti-bribery or anti-corruption Laws, the Sanction Acts and the Anti-Money Laundering Laws) or material contracts to which any Group Company is a party or limit any Group Company, except that breach of any Applicable Law will not have a Material Adverse Effect to the Group Companies and their business.

(g) At any time, each of the Group Companies and the Key Holders shall ensure or procure each of the Group Companies to maintain any and all Authorization legal, effective and in full force and effect, except that failure to maintain any Authorization will not have a Material Adverse Effect to the Group Companies and their business.

(h) The Key Holders and the Group Companies shall not, and will ensure that the Company Affiliates and the Affiliates of such Persons will not, take any action, directly or indirectly, that would result in a violation of the U.S. Foreign Corrupt Practices Act, as amended, the United Kingdom Bribery Act, as amended, or any other applicable anti-bribery or anti-corruption Laws, including using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful payments to any foreign or domestic Governmental Official or employee from corporate funds; offering, paying, promising to pay, or authorizing the payment of any money, or offering, giving, promising to give, or authorizing the giving of anything of value, to any Governmental Official, or offering, giving or promising to give any money or anything of value to any person under circumstances where such Company Affiliate knows or is aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised to be given, directly or indirectly, to any Government Official, for the purpose of:

(i) influencing any act or decision of such Government Official in his or her official capacity;

(ii) inducing such Government Official to do or omit to do any act in relation to his or her lawful duty;

(iii) securing any improper advantage;

(iv) inducing such Government Official to influence or affect any act or decision of any Government Entity; or

(v) assisting the Group Companies in obtaining or retaining business for or with, or directing business to the Group Companies in connection with receiving any approval of the transactions contemplated herein.

In addition, none of the Company Affiliates shall accept any money or anything of value for any of the above purposes.

(i) The Key Holders and the Group Companies shall ensure that operations of the Group Companies are conducted at all times in compliance with applicable Anti-Money Laundering Laws.

15.2	Use of Names of the Investors.

(a) The Key Holders agree, and shall cause the Company, its Subsidiaries and Affiliates to agree and warrant that, the Company and its Subsidiaries and Affiliates shall not use, release or copy the names of Crescent, Crescent Point, , New Access, , Ali and its Affiliates (including “ ” (Chinese equivalent for “Alibaba”), “ ” (Chinese equivalent for “Taobao”), “ ” (Chinese equivalent for “Ali”), “ ” (Chinese brand for “AliExpress”), “ ” (Chinese equivalent for “Tao”), “ ” (Chinese equivalent for “Tmall”), “ ” (Chinese equivalent for “eTao”), “ ” (Chinese equivalent for “Juhuasuan”), “ ” (Chinese equivalent for “Alimama”), “ ” (Chinese equivalent for “Aliyun”), “ OS” (Chinese equivalent for “YunOS”), “ ” (Chinese brand for “HiChina”), “ ” (Chinese equivalent for “Koubei’), “ ” (Chinese equivalent for “Xiami”), “ ” (Chinese brand for “Alipay”), “ ” (Chinese equivalent for “Xiao Wei Jin Fu”), “1688”, “ ” (Chinese equivalent for “Laiwang”), “ ” (Chinese equivalent for “OneTouch”), “ ” (Chinese equivalent for “Umeng”), “ ” (Chinese equivalent for “Kanbox / Kupan”), “ ” (Chinese equivalent for “TTPOD”, “ ” (Chinese equivalent for “UC / UCWeb”, “ ” (Chinese equivalent for “AutoNavi”), “Alibaba”, Taobao”, “Ali”, “AliExpress”, “Tao”, “Tmall”, “eTao”, “Juhuasuan”, “Alimama”, “Aliyun”, “YunOS”, “HiChina”, “Koubei”, “Xiami”, “Alipay”, “Xiao Wei Jin Fu”, “Laiwang”, “OneTouch”, Umeng”, “Kanbox”, “Kupan”, “TTPOD”, “UCWeb”, “UC”, “AutoNavi”, “SoftBank”, “ ”, the associated devices and logos of the above brands (including but not limited to the smiling face device of Alibaba Group, cow device of Alibaba.com, ant device of Taobao, Tao doll device of Taobao, cat device of Tmall, Juxiaomeng device of Juhuasuan, lion device of Alipay and Zhixiaobao device of Alipay), or other similar names, and any other brands, marks or other intellectual properties owned or used by the Investors or their Affiliates, under or in the name of the Company or its Subsidiaries or Affiliates, without prior written consent from the relevant Investors (as the case may be).

(b) The Key Holders and the Group Companies agree and warrant, and procure their Subsidiaries and Affiliates to agree and warrant, that the Group Companies and their Affiliates shall not use, including in any advertisement, publicity or otherwise the name of Goldman, Sachs & Co. or any trademark, trade name, service logo or symbol (or any abbreviation or simulation thereof) of Goldman Sachs and any of its Affiliates without the prior written consent of Goldman Sachs; the Group Companies and their Affiliates shall not, directly or indirectly, represent that any product or any service provided by the Group Companies or their Affiliates has been approved or endorsed by Goldman Sachs, Goldman, Sachs & Co. or Affiliates of Goldman Sachs. The Group Companies and their Affiliates shall not, without the prior written consent of Goldman Sachs, directly or indirectly, represent that any product or any service provided by the Group Companies or their Affiliates has been approved or endorsed by Goldman Sachs, Goldman, Sachs & Co. or Affiliates of the Goldman Sachs. If any announcement is required by Law to be made by any party of the Key Holders and Group Companies, prior to making such announcement such party will deliver a draft of such announcement to Goldman Sachs or its Affiliate and shall give the Goldman Sachs or its Affiliates an opportunity to comments thereto.

(c) The Key Holders and the Group Companies agree and undertake, and procure their Subsidiaries and Affiliates to agree and undertake, that the Company and its Subsidiaries and Affiliates will not, without the prior written consent of Ali, use, including in advertising, publicity, or otherwise any name, trademark, trade name, service logo or symbol (or any abbreviation and simulation thereof) of Ali and any of its Affiliates; the Group Companies and their Affiliates will not, without the prior written consent of Ali, represent, directly or indirectly, that any product or any service provided by the Group Companies or their Affiliates has been approved or endorsed by Ali or Ali Affiliates; if any announcement is required by Laws to be made by any party of the Key Holders and the Group Companies, prior to making such announcement such party will deliver a draft of such announcement to Ali or its Affiliates and shall give Ali or its Affiliates an opportunity to comments thereto

15.3 Use of Names of the Company by the Investors. The Group Companies and the Key Holders hereby agree to grant each of the Investors an authorization to use the names, brands and marks of the Group Companies for the purpose of marketing and promotion provided that the relevant Investors shall specify the Group Companies’ ownership of such names, brands and marks when using the same.

15.4 SAFE Registration. If any holder or beneficial owner of any Equity Security of the Company is a “Domestic Resident” as defined in Circular 37 and is subject to the SAFE registration or reporting requirements under Circular 37, the Parties (other than the Investors) shall cause the SAFE Registration (as defined in the Purchase Agreement) to be completed within six (6) months of the Effective Date to comply with the applicable SAFE registration or reporting requirements under SAFE Rules and Regulations.

15.5 Control Documents. Each of the Key Holders and the Group Companies shall ensure that each party to the relevant Control Documents fully perform its/his/her respective obligations thereunder and carry out the terms and the intent of the Control Documents. If any of the Control Documents becomes illegal, void or unenforceable under PRC Laws after the Effective Date, the Parties (other than the Investors) shall devise a feasible alternative legal structure reasonably satisfactory to the Board by the affirmative votes of at least two-thirds of the Directors, which shall at least include four (4) Directors appointed by the Investors, which gives effect to the intentions of the parties in each Control Document and the economic arrangement thereunder as closely as possible.

15.6 Directors Liability Insurance. Each Party agrees to procure, and the Key Holders agree and covenant to procure the Company to agree and covenant that they shall provide the Directors nominated by Goldman Sachs, Ali and Crescent with the directors liability insurance with the insurance coverage and level satisfactory to Goldman Sachs, Ali and Crescent (as the case may be) at the request of Goldman Sachs, Ali or Crescent.

15.7	Auditing.

(a) The Board shall engage one of the Big Four accounting firms (Deloitte, E&Y, KPMG and PWC) or Li Xin Accounting Firm or another accounting firm acceptable to all of the Investors as the auditor of the Company. The auditor shall perform the annual examination and audit of the financial statements of the Company.

(b) The Company shall procure the preparation of the audited balance sheet, profit and loss account and cash flow statement of the Company and submit the same to the Board for approval within three (3) months after the end of each fiscal year.

15.8 No avoidance; Voting Trust. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, and the Company will at all times in good faith assist and take action as appropriate in the carrying out of all of the provisions of this Agreement. Except the joint decision-making undertaking by the Key Holders or as contemplated hereof, each holder of Shares agrees that it shall not enter into any other agreements or arrangements of any kind with respect to the voting of any Shares or deposit any Shares in a voting trust or other similar arrangement.

15.9 United States Tax Matters. The Group Companies will not take any action inconsistent with the treatment of the Company as a corporation for U.S. federal income tax purposes and will not elect to be treated as an entity other than a corporation for U.S. federal income tax purposes unless agreed by Goldman Sachs. Upon notification by Goldman Sachs to the Company that the Company or one or more of its Subsidiaries should elect to be classified as partnerships or disregarded entities for United States federal income tax purposes (“Partnership Election”), the Company shall make, or shall cause to be made, the Partnership Election by filing, or by causing to be filed, Internal Revenue Service Form 8832. Any of the Group Companies shall not permit the Partnership Election to be terminated or revoked without the written consent of Goldman Sachs.

For each year in which a Partnership Election is not in effect, the Company agrees, at the Company’s expense, to make available to Goldman Sachs upon its request, the books and records of any Group Companies and its direct and indirect Subsidiaries, and to provide information to Goldman Sachs pertinent to any Group Company’s and/or any Subsidiary’s status or potential status as a “passive foreign investment company” (“PFIC”) within the meaning of section 1297 of the United States Internal Revenue Code of 1986, as amended (“Code”). If the Company intends to engage a third party counsel to provide such relevant information to Goldman Sachs, the Company shall ask Goldman Sachs for advice with respect to the engagement of such third party counsel. If Goldman Sachs agree to engage a third party counsel, the Company shall engage such third party counsel pursuant to Goldman Sachs’ advice, the fees incurred thereof shall be borne by the Company and Goldman Sachs on an equal basis. The Company hereby acknowledges and undertakes that, other than the above fees incurred for engagement of the third party counsel, Goldman Sachs shall not bear any expenses in connection with the provision of such information by the Company. Upon a determination by the Group Companies, Goldman Sachs or other taxing authority that any Group Company or any direct or indirect Subsidiary has been or is likely to become a PFIC, the Company shall provide Goldman Sachs, at the Company’s expense, with all information reasonably available to such Group Companies or any of its Subsidiaries to permit Goldman Sachs to (i) accurately prepare all tax returns and comply with any reporting requirements as a result of such determination and (ii) make any election (including a “qualified electing fund” election within the meaning of section 1295 of the Code), with respect to the Group Companies or any of its direct or indirect Subsidiaries, and comply with any reporting or other requirements incident to such election. If the Company intends to engage a third party counsel to provide such relevant information to Goldman Sachs, the Company shall ask Goldman Sachs for advice with respect to the engagement of such third party counsel. If Goldman Sachs agree to engage a third party counsel, the Company shall engage such third party counsel pursuant to Goldman Sachs’ advice, the fees incurred thereof shall be borne by the Company and Goldman Sachs on an equal basis. The Company hereby acknowledges and undertakes that, other than the above fees incurred for engagement of the third party counsel, Goldman Sachs shall not bear any expenses in connection with the provision of such information by the Company. If a determination is made that a certain Group Company is a PFIC for a particular year, then for such year and for each year thereafter, the Company, at the Company’s expense, shall provide Goldman Sachs with a completed “PFIC Annual Information Statement” substantially in the form as set out in the schedule headed “PFIC Annual Information Statement” as required by section 1.1295-1(g) of the Treasury Regulation. If the Company intends to engage a third party consultant to provide the “PFIC Annual Information Statement” to Goldman Sachs, the Company shall ask Goldman Sachs for advice with respect to the engagement of the third party consultant. If Goldman Sachs agree to engage a third party consultant, the Company shall engage such third party consultant pursuant to Goldman Sachs’ advice, the fees incurred thereof shall be borne by the Company and Goldman Sachs on an equal basis. The Company hereby acknowledges and undertakes that, apart from the above fees incurred for engagement of the third party consultant, Goldman Sachs shall bear no other fees with respect to the provision of the above information by the Company to Goldman Sachs.

The Group Companies shall, as requested by Goldman Sachs, make a reasonable inquiry as to whether there are other U.S. shareholders such that five or fewer U.S. shareholders either directly or indirectly own more than fifty (50) percent of the registered capital or value of any Group Company which leads the Group Company to become a controlled foreign corporation (“CFC”) within the meaning of section 957 of the Code. If the Company intends to engage a third party consultant to conduct the above inquiry, the Company shall ask Goldman Sachs for advice with respect to the engagement of third party consultant. If Goldman Sachs agree to engage a third party consultant, the Company shall engage such third party consultant pursuant to Goldman Sachs’ advice, the fees incurred thereof shall be borne by the Company and Goldman Sachs on an equal basis. The Company hereby acknowledges and undertakes that, apart from the above fees incurred for engagement of the third party consultant, Goldman Sachs shall bear no other fees with respect to the provision of the above information by the Company to Goldman Sachs. If a Group Company is a CFC, the above provision in relation to PFIC will not apply. The Company shall furnish to Goldman Sachs upon its reasonable request, on a timely basis, and at the Company’s expense, all information necessary to satisfy the U.S. income tax return filing requirements of Goldman Sachs (and each of the Company’s “United States shareholders” within the meaning of section 951(b) of the Code, that owns a direct or indirect interest in the shareholders of the Group Companies) arising from its investment in any Group Company and relating to the Group Companies’ classification as a CFC. If the Company intends to engage a third party counsel to provide such relevant information to Goldman Sachs, the Company shall ask Goldman Sachs for advice with respect to the engagement of such third party counsel. If Goldman Sachs agree to engage a third party counsel, the Company shall engage such third party counsel pursuant to Goldman Sachs’ advice, the fees incurred thereof shall be borne by the Company and Goldman Sachs on an equal basis. The Company hereby acknowledges and undertakes that, other than the above fees incurred for engagement of the third party counsel, Goldman Sachs shall not bear any expenses in connection with the provision of such information by the Company. If any Group Company ceases to be a CFC at any time, the above provision in relation to PFIC will apply, and the Company will provide prompt written notice to Goldman Sachs. Should this occur, the Company shall yearly make reasonable efforts to determine whether the Company or any Group Company at any time thereafter has become a CFC.

All of the Group Companies shall meet all tax compliance, payment and withholding obligations, as required under the Laws of the jurisdictions where the Group Companies operate, including: (i) implementing internal tax policies and controls (and evidentiary requirements) to address tax risks arising from the current and future operations of each of the Group Companies; (ii) adhering to applicable transfer pricing rules and documentation requirements in all jurisdictions where each of the Group Companies operates; and (iii) conduct internal and external testing to the extent reasonably necessary, as determined on the basis of advice received from an auditor to achieve Tax compliance. Each of the Group Companies shall engage an auditor as consented by the Board (including the three (3) Directors appointed by the Investors) to handle all of its tax compliance matters in all jurisdictions in which the Group Companies operate, including those in connection with the matters under the above PFIC and CFC related covenants, respectively.

15.10 Labor Management. Matters concerning the recruitment, employment, dismissal, wages, labor insurance, welfare benefits, reward and punishment of employees of the Group Companies that are located in PRC shall comply with the Labor Law of the PRC and the Labor Contract Law of the PRC.

15.11 Indemnification. If any Party is in breach of any representation, warranty and/or covenant of any other provision of this Agreement, such Party shall indemnify the other Parties for all losses suffered by the same as a result of such breach.

16.	Miscellaneous.

16.1 Termination. This Agreement shall terminate upon the written consents of each of (i) the Company, (ii) the holders of a majority of the Series A Preferred Shares; (iii) the holders of a majority of the Series B Preferred Shares; (iv) the holders of more than sixty-five percent (65%) of the Series C Preferred Shares; (v) the holders of a majority of the Series D Preferred Shares; and (vi) the holders of a majority of the voting power of the outstanding Ordinary Shares. The provisions of Sections 7 through 13 (inclusive) and Section 15 (other than those of Section 15.1(e), Section 15.1(i), Section 15.1(j), Section 15.2, Section 15.3, Section 15.6 and Section 15.11) shall terminate upon the consummation of a Qualified IPO or Deemed Liquidation Event. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated explicitly or otherwise, to continue to exist after the termination of this Agreement (including those under Sections 2 through 6 (inclusive), Section 14, Section 15.1(e), Section 15.1(i), Section 15.1(j), Section 15.2, Section 15.3, Section 15.6, Section 15.11 and Section 16). If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.

16.2 Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of Laws thereunder.

16.3 Dispute Resolution. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, including any contractual, pre-contractual or non-contractual rights, obligations or liabilities and any question regarding the existence, validity, interpretation, breach, or termination or invalidity hereof (a “Dispute”), shall be submitted to Hong Kong International Arbitration Centre (“HKIAC”) for arbitration which shall be conducted in accordance with the arbitration rules of HKIAC in effect at the time of applying for arbitration (“HKIAC Arbitration Rules”). The arbitration tribunal shall consist of three (3) arbitrators, one (1) to be appointed by the claimant(s), one (1) to be appointed by the respondent(s) and the two (2) arbitrators so appointed shall jointly appoint the third arbitrator. The language for arbitration is English and the venue of arbitration is Hong Kong. The arbitration award is final and binding on each Party.

16.4 Notices. All notices and other communications given hereunder by any Party shall be in English. All the notices, requests and other communications given hereunder may be delivered either by hand, registered airmail, international courier or facsimile. The following addresses shall be used:

To the Company, HK Subsidiary, Baozun or Zunyi:

Address:	Room 109-118, Building H, No. 1188, Wanrong Road, Shanghai
Post Code:	200436
Attn:	Mr. Qiu Wenbin
Fax:	+(86 21) 66316006

To the Principals and Principal Holding Companies:

Address:	Room 109-118, Building H, No. 1188, Wanrong Road, Shanghai
Post Code:	200436
Attn:	Mr. Qiu Wenbin
Fax:	+(86 21)-66316006

To Goldman Sachs:

c/o Goldman Sachs Investment Strategies, LLC
Address:	200 West Street, 34th Floor, New York, NY 10282, USA
Post Code:	NY 10282
Attn:	Ms. Michelle Barone
Fax:	+1 (917) 977-3246

With a copy to Goldman Sachs (Asia) L.L.C. (such copy shall not be deemed as a notice hereof)

Address:	66th Floor, Cheung Kong Center, 2 Queens Road Central, Hong Kong
Attn:	Ms. Daisy Cai
Fax:	+852 2978-6686

To Ali:

Address:	26th Floor, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong
Attn:	General Counsel
Tel:	+852 22155100
Fax:	+852 22155200

To Crescent:

Address:	6th Floor, No.378 Wukang Road, Shanghai, China
Post Code:	200031
Attn:	Mr. David Hand
Fax:	+(86 21) 6418 5569

To Stelca:

Address:	3806 Central Plaza, 18 Harbour Road, Wanchai, Hong Kong
Attn:	Mr. Edwin Hooi
Fax:	+852 2802 7733

To New Access:

Address:	Unit 408, West Wing, GC Tower, No. 577 Pudian Road, Pudong New Area, Shanghai

Post Code:	200122
Attn:	Mr. Qian Xuefeng
Fax:	+(86 21) 5174 8555
To Infinity:
Address:	3 Azrieli Center, Triangle Tower, 42nd Floor, Tel Aviv, 67023, Israel
Post Code:	67023
Attn:	Mr. Brian Wang
Fax:	+972-3-607-5455
With a copy to Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (such copy shall not be deemed as a notice hereof)
Address:	One Azrieli Center, Round Building, Tel Aviv 67021, Israel
Attn:	Mr. Eli (Robert) Barasch
Fax:	+972-3-607-4422
To SoftBank:
Address:	1-9-1 Higashi-shimbashi, Minato-ku, Tokyo 105-7303, Japan
Attn:	Kunihiko Koyama
Fax:	+813 6215 5001
with a copy to Paul Hastings LLP (such copy shall not be deemed as a notice hereof)
Address:	35th Floor, Park Place, 1601 Nanjing West Road, Shanghai, China
Post Code:	200040
Attn:	David S. Wang
Fax:	+8621 61032990

Unless there is reasonable evidence that it was received at a different time, notice pursuant to this section is deemed given if: (i) delivered by hand, when left at the address referred to in this section; (ii) sent by international courier service, three (3) Business Days after posting it; (iii) sent by registered airmail between two countries, ten (10) Business Days after posting it; and (iv) sent by facsimile, when confirmation of its transmission has been recorded by the sender’s facsimile machine.

During the term of this Agreement, any Party shall have the right to change its address for receiving notices at any time, provided that the other Parties are given notice of such change pursuant to this Section.

16.5	Reservation of Rights.

(a) No course of dealing or waiver by the Investors in connection with any condition of subscription under this Agreement shall impair any right, power or remedy of the Investors with respect to any other condition, or be construed to be a waiver thereof; nor shall the action of the Investors in respect of any subscription affect or impair any right, power or remedy of it in respect of any other subscription; nor shall any action of one Investor in respect of the above affect or impair any right, power or remedy of the other Investors in respect of the same.

(b) No course of dealing and no delay by any Investor in exercising, or omission to exercise, any right, power or remedy under this Agreement or any other agreement shall impair or be construed to be a waiver of or an acquiescence in any such right, power or remedy; nor shall the action of an Investor in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of such Investor in respect of any other default; nor shall the action of one Investor in respect of any such default, or any waiver or acquiescence by it therein, affect or impair any right, power or remedy of the other Investors in respect of the same.

16.6 Fiduciary Duty. The Parties hereto acknowledge and agree that nothing in this Agreement shall create a fiduciary duty of the Investors or any of their Affiliates to the Company or its shareholders.

16.7 Entire Agreement and Waive of Applicable Rights. This Agreement (including the Exhibits hereto), together with other Transaction Documents, constitute the entire agreement of the Parties (as applicable) on the subject matter hereof. Each of the Principals, Investors or their respective Affiliates hereby irrevocably waives all of its rights under the Offshore Shareholders’ Agreement for the purpose of consummating the Transactions, including, but not limited to, any right of participation, right of first refusal, right to receive any notice, right of approval or consent, right of most favored treatment and any other right in connection with the Transactions. Nothing in this Agreement shall prejudice any accrued rights or claims of the relevant parties under the Offshore Shareholders’ Agreement with respect to any breach of obligations of any party thereto occurring prior to the date of this Agreement. The applicable Parties agree that Sections 1.4, 1.5, 2, 17.2 and 17.6 of the Offshore Shareholders’ Agreement shall, solely with respect to any breach of the any representations and warranties set forth in Section 2 of the Offshore Shareholders’ Agreement, survive and continue in full force and effect in accordance with the Offshore Shareholders’ Agreement until the date that is twenty-four (24) months after the respective date when such representations and warranties are made therein (or the immediately following Business Day if such day is not a Business Day), provided that any representations and warranties set forth in Section 2.1(a), Section 2.1(b), Section 2.1(c), Section 2.1(d) and Section 2.1(e) of the Offshore Shareholders’ Agreement shall survive indefinitely, provided also that in the event of any conflict between the provisions hereof and the provisions under the Offshore Shareholders’ Agreement with respect to the rights among the shareholders of the Company, the provisions hereof shall prevail.

16.8 Successor and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assignees of the Parties. Unless otherwise provided herein, if the Investors transfer or otherwise dispose their Equity Securities in the Company in accordance with the provisions of this Agreement, the relevant assignees shall inherit the rights and obligations of the transferring Investors under this Agreement with regard to the assigned Equity Securities in the Company.

16.9	Amendments, Waivers and Consents.

(a) Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consents of each of (i) the Company; (ii) the holders of a majority of the Series A Preferred Shares; (iii) the holders of a majority of the Series B Preferred Shares; (iv) the holders of over sixty-five percent (65%) of the Series C Preferred Shares; (v) the holders of a majority of the Series D Preferred Shares; and (vi) the holders of a majority of the voting power of the outstanding Ordinary Shares. Notwithstanding the foregoing, any Party may waive the observance as to such Party of any provision of this Agreement (either generally or in a particular instance and either retroactively or prospectively) by an instrument in writing signed by such Party without obtaining the consent of any other Party. Any amendment or waiver effected in accordance with this Section shall be binding upon all the Parties hereto.

(b) Each Investor makes its decisions regarding any waiver and consent in this Section 16.10 independently, and any such waiver and consent by one of the Investors shall not be deemed the waiver and consent by the other Investors.

16.10 Negotiation in Good Faith. If any provision with respect to the right of the Investors hereof is deemed to be unenforceable or being declined to be enforced by the Authority due to any reason, without prejudice to any other right of the Investors provided herein, the Parties shall negotiate in good faith to find a solution satisfactory to all Investors to solve this issue in order to, to the greatest extent, make such solution have the same or similar business purpose and economic effect as the sections unenforceable or being declined to be enforced hereof.

16.11 No Non-Competition. There is no non-competition agreement or other similar commitment to which any of the Group Companies is a party that would impose restrictions upon Goldman Sachs, Infinity or their respective Affiliates.

16.12 Investment Banking Services. Notwithstanding anything to the contrary herein or any actions or omissions to act by representatives of Goldman Sachs or any of its Affiliates in whatever capacity, including as a Director or observer to the Company’s Board, it is understood that neither Goldman Sachs nor any of its Affiliates is acting as a financial advisor, agent or underwriter to the Company or any of its Affiliates or otherwise on behalf of the Company or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

16.13 Exculpation among Investors. Each Investor acknowledges that it is not relying upon any person, company or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that no Investors nor the respective Controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the subscription of the Equity Securities.

16.14 Prevailing. In the event this Agreement conflicts with the Memorandum and Articles, this Agreement shall prevail and the Parties agree to amend the Memorandum and Articles accordingly to rectify any such conflicts as soon as practicable to the extent permitted by Law.

16.15 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the relevant class or series of the Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted, as appropriate, to reflect the effect on the outstanding shares of such class or series of Shares by such subdivision, combination or share dividend.

16.16 Aggregation of Shares. All Shares held or acquired by any Affiliates shall be aggregated together for the purpose of determining the availability of any rights of any Investor under this Agreement.

16.17 Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

GROUP COMPANIES:

BAOZUN CAYMAN INC.

By:	/s/ Qiu Wenbin
Name:	Qiu Wenbin
Title:	Director

BAOZUN HONGKONG HOLDING LIMITED

By:	/s/ Qiu Wenbin
Name:	Qiu Wenbin
Title:	Director

SHANGHAI BAOZUN E-COMMERCE LIMITED

Seal: /s/ Shanghai Baozun E-Commerce Limited
By:	/s/ Qiu Wenbin
Name:	Qiu Wenbin
Title:	Director

SHANGHAI ZUNYI BUSINESS CONSULTING LTD.

Seal: /s/ Shanghai Zunyi Business Consulting Ltd.
By:	/s/ Qiu Wenbin
Name:	Qiu Wenbin
Title:	Director

SIGNATURE PAGE

QIU WENBIN

By:	/s/ Qiu Wenbin

ZHANG QINGYU

By:	/s/ Zhang Qingyu

WU JUNHUA

By:	/s/ Wu Junhua

SIGNATURE PAGE

Jesvinco Holdings Limited

By:	/s/ Qiu Wenbin
Name:	Qiu Wenbin
Title:	Director

PBE Holdings Limited

By:	/s/ Zhang Qingyu
Name:	Zhang Qingyu
Title:	Director

Casvendino Holdings Limited

By:	/s/ Wu Junhua
Name:	Wu Junhua
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

GS INVESTMENT PARTNERS (MAURITIUS) I LIMITED

By:	/s/ Michelle Barone
Name:	Michelle Barone
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

PRIVATE OPPORTUNITIES (MAURITIUS) I LIMITED

By:	/s/ Michelle Barone
Name:	Michelle Barone
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Alibaba Investment Limited

By:	/s/ Xie Shihuang
Name:	Xie Shihuang
Title:	Authorized Representative

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Crescent Castle Holdings Ltd

By:	/s/ David Hand
Name:	David Hand
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Stelca Holdings Ltd.

By:	/s/ David Hand
Name:	David Hand
Title:	Director

SIGNATURE PAGE

New Access Capital Fund I

Seal: /s/ New Access Capital Fund I
By:	/s/ Qian Xuefeng
Name:	Qian Xuefeng
Title:	Legal Representative

SIGNATURE PAGE

New Access Capital Fund II

Seal: /s/ New Access Capital Fund II
By:	/s/ Qian Xuefeng
Name:	Qian Xuefeng
Title:	Legal Representative

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Infinity I-China Investments (Israel) L.P.
(by its general partner, Infinity-CSVC Partners, Ltd.)

By:	/s/ Avishai Silvershatz
Name:	Avishai Silvershatz
Title:	Managing Partner

By:	/s/ Amir Gal-Or
Name:	Amir Gal-Or
Title:	Managing Partner

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Tsubasa Corporation

By:	/s/ Ippei Mimura
Name:	Ippei Mimura
Title:	President

SCHEDULE A

List of Principals and Principal Holding Companies

Principal	ID/Passport Number	Principal Holding Company	Beneficial Ownership Interest Percentage Held by Principal in the Principal Holding Companies
Qiu Wenbin	110108196804038979	Jesvinco Holdings Limited	100%
Wu Junhua	310107197805202430	Casvendino Holdings Limited	100%
Zhang Qingyu	310104196808290452	PBE Holdings Limited	100%

Schedule A

SCHEDULE B

Key Employees

Qiu Wenbin	Chief Executive Officer
Wu Junhua	Chief Operating Officer
Zheng Yong	Director
Liang Tao	Director
Chen Yun	Director
Liu Liu	Director
Yin Fei	Director
Ma Lie	Vice President
Yu Wei	Director
Ye Wenting	Director
Jin Kai	Director
Xu Yiqian	Director
He Gang	Director
Chen Zhaoming	Vice President
Jiang Xiao	Director
Wang Liang	Director
Cui Hongyu	Director

Schedule B

EXHIBIT A-1

FORM OF JOINDER TO SHAREHOLDERS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Shareholders Agreement dated as of [—], 2014 (as amended, amended and restated or otherwise modified from time to time, the “Shareholders Agreement”) by and among Baozun Cayman Inc. and certain other parties thereto. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Shareholders Agreement as of the date hereof and shall have all of the rights and obligations of a “Principal/Principal Holding Company” thereunder as if it had executed the Shareholders Agreement as such person. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                  ,

[NAME OF JOINING PARTY]

By:
Name:
Title:

        Address and facsimile number for notices:

Accepted and Agreed:

Baozun Cayman Inc.

By:
Name:
Title:

EXHIBIT A-2

FORM OF JOINDER TO SHAREHOLDERS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Shareholders Agreement dated as of [—], 2014 (as amended, amended and restated or otherwise modified from time to time, the “Shareholders Agreement”) by and among Baozun Cayman Inc. and certain other parties thereto. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Shareholders Agreement as of the date hereof and shall have all of the rights and obligations of an “Investor” thereunder as if it had executed the Shareholders Agreement as such person. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                  ,

[NAME OF JOINING PARTY]

By:
Name:
Title:

        Address and facsimile number for notices:

Accepted and Agreed:

Baozun Cayman Inc.

By:
Name:
Title: